Exhibit 10(a)

EXECUTION COPY

AMENDED AND RESTATED PROGRAM AGREEMENT

by and between

SEARS, ROEBUCK AND CO.,

SEARS INTELLECTUAL PROPERTY MANAGEMENT COMPANY

and

CITIBANK (USA) N.A.

Dated as of July 15, 2003,

Amended and Restated as of November 3, 2003

i

SCHEDULES

Schedule 3.1	Initial Membership of Program Committee
Schedule 3.5	Initial Membership of Executive Committee
Schedule 4.1	Form of Business Plan
Schedule 4.2	Form of Marketing Plan
Schedule 6.3	Licensed Purchaser Marks
Schedule 7.1	Certain Purchaser Payments
Schedule 13.5(c)	Appraisal Assumptions

EXHIBITS

Exhibit A	Sears Credit Cards
Exhibit B	Financial Products
Exhibit C	Sears Stores
Exhibit D	Partner Merchants
Exhibit E	Service Standards
Exhibit F	Premier Program
Exhibit G	Customer Value Propositions
Exhibit H	Special Credit Card Programs and POS Incentives
Exhibit I	Form of Merchant Agreement
Exhibit J	Zero Percent Financing
Exhibit K	Calculation of Payment Amounts
Exhibit L	Service Goals

AMENDED AND RESTATED PROGRAM AGREEMENT

     AMENDED AND RESTATED PROGRAM AGREEMENT, dated as of July 15, 2003 (this “Agreement”), effective as of the Effective Date, by and among Sears, Roebuck and Co., a New York corporation (“Sears”), Sears Intellectual Property Management Company, a Delaware corporation and wholly-owned subsidiary of Sears (“Sears IP Sub”), and Citibank (USA) N.A., a national banking association (“Purchaser”).

RECITALS

     WHEREAS, Sears is, among other things, (i) engaged in the business of selling merchandise and services through retail stores, catalogs and by other means; and (ii) directly and indirectly through certain of its subsidiaries engaged in the credit card business;

     WHEREAS, Citicorp, Sears and certain affiliates of Sears have entered into the Purchase, Sale and Servicing Transfer Agreement, dated as of even date hereof (the “Purchase Agreement”), pursuant to which Citicorp has agreed to acquire from Sears and its Subsidiaries, and Sears and its Subsidiaries have agreed to sell to Citicorp, certain assets and liabilities associated with Sears’ existing credit card and financial products business, on the terms and subject to the conditions of the Purchase Agreement;

     WHEREAS, the execution of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement;

     WHEREAS, each of Sears and Purchaser desires to enter into a relationship for, among other things, the issuance of Sears proprietary cards and general purpose credit cards, the issuance of existing credit and financial and new credit and financial products to be developed with Purchaser, the processing and servicing of the related accounts and the conduct of related marketing activities, and amounts payable hereunder are attributable to such relationship;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sears and Purchaser are entering into a merchant agreement, which contains terms relating to authorizations, settlement procedures, merchandise returns, chargebacks and other operating procedures with respect to the program established hereunder, on the terms and subject to the conditions set forth in such merchant agreement;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sears, one of its subsidiaries and Purchaser are entering into a licensing agreement pursuant to which Purchaser will receive a license to use certain Sears trademarks on credit cards and financial products in connection with the program established hereunder, on the terms and subject to the conditions set forth in such licensing agreement; and

     WHEREAS, the parties entered into this Agreement as of July 15, 2003 and agreed to amend and restate this Agreement in its entirety as of November 3, 2003.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

     1.1 Definitions.

     “Account” means any account under which a purchase, cash advance, convenience check or balance transfer transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to an Account Agreement established by Purchaser in accordance with this Agreement or any account that is an Acquired Account, and includes (i) all of the Account Documentation related to the account; and (ii) any and all other rights, remedies, benefits, interests and titles, whether legal or equitable, to which Purchaser may now or at any time hereafter be entitled in respect of the foregoing.

     “Account Agreement” means an account agreement (including related disclosures) between the Purchaser (including an assignee of Sears or an Affiliate of Sears under the Purchase Agreement) and a Cardholder governing the terms and conditions of an Account, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).

     “Account Application” means a credit application submitted in order to establish an Account.

     “Account Documentation” means any and all documentation relating to an Account, however stored or kept, including Account Applications, Account Agreements, charge slips, related billing statements, card carriers and statement envelopes, and any other written or electronic documentation relating to a specific Account (other than Credit Policy or Financial Services Policy).

     “Accounts Receivable” means all amounts owing on an Account, including principal balances from outstanding purchases, balance transfers, convenience checks, cash advances, accrued finance charges (whether billed or unbilled), late charges and any other charges and fees assessed on the Account, less any payments and credits received in respect of the Account as of the close of business on any Business Day.

     “Acquired Account” means a Sears’ Credit Card account in existence as of the Effective Date and acquired by Purchaser under the Purchase Agreement.

     “Additional Products” has the meaning set forth in Section 4.5.

     “Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise); provided, that neither Sears Canada nor Sears Mexico shall be considered an Affiliate of Sears for purposes of this Agreement.

     “Affinity Patents” has the meaning assigned to such term in Section 4.24(d)(1) of the Seller Disclosure Schedule to the Purchase Agreement.

     “Agreement” has the meaning set forth in the preamble hereto.

     “Attributable Assets” has the meaning set forth in Section 8.6(a).

     “Bankruptcy Event” means, with respect to any Person, the occurrence or existence of any of the following events or conditions: such Person (i) becomes insolvent or fails, is unable or admits in writing its inability to generally to pay its debts as they become due; (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iii) institutes or has instituted against it an insolvency or bankruptcy case or proceeding or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or a petition is presented, filed or commenced for its winding up or liquidation and any such case, proceeding or petition instituted or presented against it (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed or discharged in each case within 60 days of the institution or presentation thereof; (iv) has a resolution passed for its winding-up or liquidation or for the presentation, filing or commencement of any petition, case or proceeding described in clauses (i) to (iii) above; (v) seeks or becomes subject to the appointment of an administrator, receiver, conservator, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (v) has occurred and is continuing); (vi) any event occurs with respect to it that, under the applicable Law of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (v) above; or (vii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts or events specified in clauses (i) through (vi) above.

     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Illinois, New York or South Dakota are authorized or obligated by law or executive order to be closed.

     “Business Plan” has the meaning set forth in Section 4.1.

     “Card Association” means MasterCard International, Inc. or any successor thereto as of the date hereof, and, in the case of any Additional Products, any other applicable card association (e.g., Visa International Inc. or Visa U.S.A. Inc.).

     “Cardholder” means the authorized holder of a Sears Credit Card.

     “Cardholder Information” means the Cardholder List and all information with respect to Cardholders and Financial Products Customers processed by, or maintained on, the information systems operated by or on behalf of Sears, Purchaser or their respective Affiliates or agents or otherwise in their possession, including Transaction Data; provided, that nothing herein shall affect the ownership rights of Sears in connection with Retained Interests under the Purchase Agreement.

     “Cardholder List” means any list (whether in hard copy, magnetic tape format or other form) identifying Cardholders and Financial Products Customers, including any list of the names, addresses, telephone numbers, social security numbers and other personally-identifiable information of any or all Cardholders and Financial Products Customers.

     “Chairman” has the meaning set forth in Section 14.24(b).

     “Change in Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any Law that occurs on or after the Effective Date.

     “Citigroup” means Citigroup Inc. and, unless such Person becomes such through a Combination, any Successor to Citigroup Inc. that continues to own all or substantially all of the assets of Citigroup Inc.

     “Claim” has the meaning set forth in Section 11.1(g).

     “Closed Stores” has the meaning set forth in Section 8.6(a)(ii).

     “Closing” has the meaning assigned to such term under the Purchase Agreement.

     “Clubs and Services” means the products and related services set forth on Exhibit B and labeled “Clubs and Services, as may be modified from time to time in accordance with the Program Related Agreements.

     “Co-Branded Account” means an Account originated under this Agreement, or an Acquired Account, with respect to a Sears Co-Branded Card.

     “Combination” means

     (i)  a transaction or a series of related transactions in which a Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) 50% or more of either the then outstanding shares of common stock (the “Outstanding Common Stock”) of the applicable party hereto or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) of the applicable party hereto or (B) more than 50% of the consolidated assets of the applicable party hereto as of its most recent available consolidated balance sheet; or

     (ii)  a purchase, sale, reorganization, merger, consolidation or similar transaction (each a “Business Combination”) involving a party hereto unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, all of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the applicable party or all or substantially all of the applicable party’s assets, either directly or through one or more subsidiaries).

     “Combination Conflicting Agreement” has the meaning set forth in Section 13.2(d).

     “Combination Termination Premium Amount” has the meaning set forth in Exhibit K.

     “Combining Person” has the meaning set forth in Section 13.2(d).

     “Competing Product” has the meaning set forth in Section 2.3(a).

     “Confidential Information” has the meaning set forth in Section 9.1.

     “Conflicting Agreement” has the meaning set forth in Section 8.5(a).

     “Cost” means Purchaser’s actual direct cost and an allocation of the local unit, but not corporate, overhead directly relating to the applicable services being provided.

     “CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization.

     “CPR” has the meaning set forth in Section 14.24(a).

     “Credit Card” means a credit card pursuant to which card the holder or authorized user may purchase goods and services, obtain cash advances or convenience checks, and transfer balances through open-ended revolving credit, commonly known as a credit, store or charge card; provided, that the term does not include (i) any debit card that does not provide the holder with the ability to obtain credit other than through an overdraft line; (ii) any card commonly known as a smart card or stored value card that does not provide the holder with the ability to obtain credit other than through an overdraft line; (iii) any secured card, including a card that is secured by a Lien on real property or on improvements or on fixtures on real property, or by a deposit; (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account; (v) any gift card; or (vi) any other electronic or digital cash card or account that does not provide the holder thereof the ability to obtain credit other than through an overdraft line. No card will be considered a “Credit Card” solely because such card allows the holder to access a line of credit tied to a deposit account for overdraft protection.

     “Credit Policy” means the collective practices, policies and procedures regarding underwriting and account management, including (i) origination of Accounts and extension of credit (including underwriting, collections and fraud criteria), Credit Limit assignments, credit terms, annual percentage rates, fees, and all other terms of the Account Agreements; and (ii) and portfolio management terms.

     “Credit Limit” means, at any time, the maximum amount of credit last disclosed to a Cardholder and that will be extended to such Cardholder under an Account, as established in accordance with the Credit Policy.

     “Credit Protection Products” means the products set forth on Exhibit B and labeled “Credit Protection Products,” as may be modified from time to time, in accordance with the Program Related Agreements.

     “Credit Sales Contraction” has the meaning set forth in Section 8.9.

     “Customer Value Propositions” means the programs for each Sears Proprietary Card and Sears Co-Branded Card set forth on Exhibit G, as may be amended in accordance with the Marketing Plan.

     “De Minimis Difference” has the meaning set forth in Section 13.5(c).

     “Decline” has the meaning set forth in Section 4.5(d).

     “Disposed Stores” has the meaning set forth in Section 8.6(a)(i).

     “Dispute” has the meaning set forth in Section 14.24(a).

     “Effective Date” means the Closing Date under the Purchase Agreement.

     “Exchange Act” means Securities Exchange Act of 1934, as amended.

     “Executive Committee” has the meaning set forth in Section 3.5.

     “Financial Products” means the Credit Protection Products, Life and Health Insurance Products, Property and Casualty Insurance Products, Clubs and Services and any Additional Product designated as Financial Products pursuant to Section 4.5(a).

     “Financial Products Agreement” means the contract between a Financial Products Customer and the Purchaser or any of its Affiliates or third party providers, as provider of the Financial Products.

     “Financial Products Customer” means a holder of any Financial Product.

     “Financial Products Documentation” means any and all documentation relating to a Financial Product account, however stored or kept, including the Financial

Products Agreements and any other written or electronic information relating to a Financial Product account.

     “Financial Products Policy” means Purchaser’s practices, policies and procedures regarding the Financial Products, as the case may be.

     “Fixed Charge Ratio” means a numerator of EBITDA (as hereinafter defined) and a denominator of the Interest for a trailing 12-month period measured quarterly. As used in this agreement, EBITDA means, for any period for Sears and its Subsidiaries on a consolidated basis, net income (or net loss) plus, to the extent the following are included as subtractions from the calculation of net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) extraordinary non-cash losses and any other non-cash charges (other than reserves in respect of credit card accounts receivable), (f) minority interest less, to the extent included in the calculation of net income (or net loss), the sum of (a) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, in each case determined in accordance with Generally Accepted Accounting Principles (“GAAP”) for such period; “Interest” means, for any period, the interest payable on, and amortization of debt discount in respect of, all debt during such period, as determined in accordance with GAAP.

     “General Conditions” means adverse developments that do not disproportionately affect Sears with respect to (i) general economic, business or environmental conditions; (ii) economic, business or financial conditions generally affecting the retail industry; or (iii) consumer confidence and spending.

     “General Financial Services Products” means any financial services or products (excluding New Payment Cards and Credit Cards), deposit products, insurance products and services, credit protection products, investment and securities products, services and membership clubs; for the avoidance of doubt, ATM machines (and any successor concept) shall not be considered General Financial Services Products hereunder.

     “General Purpose Credit Cards” means Credit Cards that may be used to purchase goods and services from providers of goods and services in general (as distinguished from Credit Cards that may only be used to make purchases from one Person or category of Persons), and shall expressly exclude proprietary and other enterprise-specific credit cards (such as the Sears Proprietary Cards).

     “Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other entity.

     “Hardline Decline Amount” has the meaning set forth in Exhibit K.

     “Home Improvement Account” means the Home Improvement Account offered by Sears to finance qualified products and services, as further described on Exhibit B.

     “In-Store Payment” means a payment on or related to an Account made by a Cardholder (or any Person acting on behalf of such Cardholder) at a Store.

     “Indemnified Party” has the meaning set forth in Section 11.3(a)(i).

     “Indemnifying Party” has the meaning set forth in Section 11.3(a)(i).

     “Independent Appraiser” means a nationally recognized investment banking firm or firm of independent certified public accountants of recognized standing that is experienced in the business of appraising Credit Card businesses or receivables, and that is not an Affiliate of Sears or Purchaser, as applicable, or either party’s principal auditor.

     “Initial Expiration Date” has the meaning set forth in Section 13.1.

     “Intellectual Property” means all (i) copyrights, whether or not registered, and registrations and applications for registration thereof; (ii) Patents; (iii) Marks; (iv) common law and statutory trade secrets, inventions, whether or not patentable and whether or not reduced to practice; (v) technical and business information, including know-how, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential; (vi) Software; (vii) all licenses (including Software licenses, other than licenses for standard, readily-available Software programs) relating to the foregoing; and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present, and future infringement or breach on any of the foregoing.

     “Interchange Fees” means the interchange fees or interchange reimbursement fees paid or payable to the Purchaser by the Card Association with respect to the Accounts, in the Purchaser’s capacity as a Credit Card issuer, and in connection with Cardholder usage of the Accounts.

     “Jointly Developed Intellectual Property” has the meaning set forth in Section 6.7(c).

     “Law” means, with respect to any Person, any law (including common law), ordinance, judgment, order, decree, injunction, permit, stock exchange regulation, statute, treaty, rule or regulation, regulatory bulletins or guidance, regulatory examination, order or recommendation, or determination of (or an agreement with) an arbitrator, a Governmental Authority or Card Association; provided, however, that any regulatory recommendation, bulletin or guidance received by Purchaser shall be considered Law hereunder only if Purchaser adopts, and certifies to Sears that it has adopted, the same position with respect to each of its other proprietary card programs and

General Purpose Credit Card programs that are similarly impacted by such regulatory recommendation, bulletin or guidance or to which such regulatory recommendation, bulletin or guidance could similarly be applied.

     “Licensed Purchaser Marks” has the meaning set forth in Section 6.3.

     “Licensed Territory” means the United States of America, including its territories and protectorates.

     “Licensing Agreement” means the Licensing Agreement by and between Sears, Sears IP Sub and Purchaser, to be entered into at the Closing.

     “Lien” means, with respect to any property, any lien, security interest, mortgage, pledge, hypothecation, charge, claim, option, title defect, restriction or encumbrance relating to that property, of any nature whatsoever, whether consensual, statutory or otherwise, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

     “Life and Health Insurance Products” means the products set forth on Exhibit B and labeled “Life and Health Insurance Products,” as may be modified from time to time, in accordance with the Program Related Agreements.

     “Losses” means all out-of-pocket costs, damages, judgments, penalties, fines, losses and expenses, including reasonable attorneys’ fees, disbursements and court costs; provided, that “Losses” shall not include special, indirect, punitive or incidental damages or damages for lost profits or any other consequential damages or damages based on multiples or similar valuation techniques.

     “Major Service Event” means any Major Service event identified as such in the Service Goals on Exhibit L.

     “Mark” means any name, brand, mark, common law or other trademark, service mark, trade dress, trade name, business name, slogan, logo, Internet domain name, or other indicia of origin, whether or not registered, including all common law rights, and registrations and applications for registrations thereof, and all goodwill associated with any of the foregoing.

     “Marketing Budget” has the meaning set forth in Section 4.2(d).

     “Marketing Plan” has the meaning set forth in Section 4.2(a).

     “Merchandise” means (i) those goods, including accessories, delivery services, protection agreements, gift cards, gift certificates and shipping and handling, sold or charged from time to time after the Effective Date at retail by Sears, its Affiliates, Third Party Sears Merchants and Stores; and (ii) Services.

     “Merchandise Decline Amount” has the meaning set forth in Exhibit K.

     “Merchant Agreement” means the Merchant Agreement, dated as of the Effective Date, by and between Sears and Purchaser, in the form attached as Exhibit I.

     “Merchant Discount” means a discount rate generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card, which includes the Interchange Fee as well as any other transaction fees.

     “Metropolitan Statistical Area” means a metropolitan statistical area as defined by the U.S. Office of Management and Budget and announced in an OMB Bulletin.

     “Minimum Repurchase Price” means an amount in U.S. dollars equal to the face value of the Accounts Receivable constituting Sears Repurchase Assets plus (A) the Combination Termination Premium Amount, in the event Sears terminates this Agreement pursuant to Section 13.2(d) and exercises the Repurchase Option; or (B) the Premium Amount, in all cases other than that described in (A).

     “Negotiation Period” has the meaning set forth in Section 8.9.

     “New Business” has the meaning set forth in Section 8.5(a).

     “New Intellectual Property” has the meaning set forth in Section 6.7.

     “New Payment Cards” means any payment card, other than a Credit Card, that may be used to purchase Merchandise, (e.g., debit cards).

     “New Portfolio” has the meaning set forth in Section 8.5(a).

     “Partner Merchants” means the Third Party Sears Merchants and the Third Party Non-Sears Merchants.

     “Patents” means patents, patent applications, provisional applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all improvements thereto.

     “Person” means any individual, firm, company, corporation, unincorporated association, partnership, trust or other entity.

     “POS Incentives” means the program described on Exhibit H.

     “Post-Termination Period” has the meaning set forth in Section 13.6(b).

     “Premier Program” means the program described on Exhibit F.

     “Premium Amount” has the meaning set forth in Exhibit K.

     “Product Confirmation Notice” has the meaning set forth in Section 4.5(b).

     “Program” has the meaning set forth in Section 2.1.

     “Program Committee” has the meaning set forth in Section 3.1.

     “Program Period” has the meaning set forth in Section 4.2(a).

     “Program Plans and Policies” means the (i) Marketing Plan; (ii) Credit Policy; (iii) Servicing Policy; and (iv) Financial Products Policy.

     “Program Products” means, as of any date, the then-existing Sears Proprietary Cards, Sears Co-Branded Cards, Financial Products and any Additional Products that have been approved in accordance with this Agreement.

     “Program Related Agreements” means this Agreement, the Licensing Agreement and the Merchant Agreement.

     “Property and Casualty Insurance Products” means the products set forth on Exhibit B and labeled “Property and Casualty Products,” as may be modified from time to time in accordance with the Program Related Agreements.

     “Proprietary Account” means an Account originated under this Agreement, or an Acquired Account, with respect to a Sears Proprietary Card.

     “Prospect Data” has the meaning set forth in Section 4.6(a).

     “Purchase Agreement” has the meaning set forth in the recitals hereto.

     “Purchaser” has the meaning set forth in the preamble hereto.

     “Purchaser Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, assets, financial condition, or results of operations of Purchaser (which shall include Citigroup’s failure to maintain a senior unsecured long-term debt rating of at least BBB+ from Standard & Poor’s Ratings Services and at least Baa1 from Moody’s Investors Service, Inc.); or (ii) the ability of Purchaser to consummate the transactions contemplated by, or to perform its obligations under, the Program Related Agreements.

     “Purchaser Notices” has the meaning set forth in Section 4.4(a).

     “Purchaser Policy” has the meaning set forth in Section 4.6(b).

     “Renewal Termination Date” has the meaning set forth in Section 13.4(b).

     “Repurchase Agreement” has the meaning set forth in Section 13.5(d).

     “Repurchase Closing Date” has the meaning set forth in Section 13.5(d).

     “Repurchase Option” means Sears’ option to purchase the Sears Repurchase Assets, as set forth in Section 13.5(a).

     “Repurchase Price” has the meaning set forth in Section 13.5(c).

     “Rules” has the meaning set forth in Section 14.24(a).

     “Sales Contraction Amount” has the meaning set forth in Exhibit K.

     “Sales Taxes” has the meaning set forth in Section 14.25.

     “Sears” has the meaning set forth in the preamble hereto.

     “Sears ‘868 Patent” means U.S. Patent Application Serial Number 09/713,868, entitled “Methods and Apparatus for Allowing Internet Based Purchases Based On Temporary Credit Card Number,” and all patents, reissues, reexaminations, divisions, continuations, continuations-in-part, extensions, or renewals of the foregoing, as well as patents issuing from later filed reissues, reexaminations, divisionals, continuations, continuations-in-part, extensions, or renewals thereof, including all U.S. and non-U.S. counterparts of the foregoing.

     “Sears Billing Messages” has the meaning set forth in Section 4.4(c).

     “Sears Card” means the Sears Card, also known as the “Sears Blue Card,” which is the primary proprietary card for purchases of Merchandise issued to Sears Customers, as further described on Exhibit A.

     “Sears Canada” means Sears Canada, Inc.

     “Sears Card Events” means sales promotion events during which Sears offers discounts on credit purchases available only to customers with a Sears Credit Card (e.g., 10% off all purchases using a Sears Credit Card).

     “Sears Charge PLUS” means the Sears Charge PLUS account, which is offered to qualified customers making high-dollar value purchases of specified products, as further described on Exhibit A.

     “Sears Co-Branded Card” means the Sears Gold MasterCard, Sears Premier Gold MasterCard and The Great Indoors MasterCard, in each case issued pursuant to an Account; provided, that “Sears Co-Branded Card” shall include any additional credit card that may, from time to time, be an Additional Product that is designated by Sears and Purchaser as a “Sears Co-Branded Card” pursuant to Section 4.5(a).

     “Sears Commercial One Business Account” means the Sears Commercial One Business Account and similar and related programs offered by Sears, which are designed for business owners, home builders, contractors and property managers, as further described on Exhibit A.

     “Sears Covered Party” means any of (i) Sears, its Subsidiaries, Third Party Sears Merchants and (ii) those Third Party Non-Sears Merchants that are such as of the Effective Date.

     “Sears Credit Card” means a Sears Proprietary Card or a Sears Co-Branded Card.

     “Sears Customers” means customers of Sears, any of its Subsidiaries or Third Party Sears Merchants.

     “Sears Fees” has the meaning set forth in Section 7.1.

     “Sears Gold MasterCard” means the Sears’ Gold MasterCard, which is the primary General Purpose Credit Card offered by Sears, as further described on Exhibit A.

     “Sears IP Sub” has the meaning set forth in the preamble hereto.

     “Sears Licensed Marks” has the meaning set forth in the Licensing Agreement.

     “Sears Merchandise Sales” has the meaning set forth in Section 8.9.

     “Sears Mexico” means Sears Roebuck de Mexico S.A., de C.V.

     “Sears Premier Card” means Sears’ Premier Card, which is offered to Sears Customers meeting certain credit and Sears spending-level qualifications, as further described on Exhibit A.

     “Sears Premier Gold MasterCard” means Sears’ Premier Gold MasterCard, which is offered to Sears Customers meeting certain credit and Sears spending-level qualifications, as further described on Exhibit A.

     “Sears Policy” has the meaning set forth in Section 4.6(a).

     “Sears Proprietary Card” means the Sears Card, Sears Premier Card, Sears Charge PLUS, Home Improvement Account, Sears Commercial One Business Account and Sears Puerto Rico Card, in each case issued pursuant to an Account; provided, that “Sears Proprietary Card” shall also include any additional Credit Card that may, from time to time, be an Additional Product that is designated by Sears and Purchaser as a “Sears Proprietary Card” pursuant to Section 4.5(a).

     “Sears Puerto Rico Card” means the proprietary card issued by Sears Roebuck de Puerto Rico, Inc., as further described on Exhibit A.

     “Sears Repurchase Assets” has the meaning set forth in Section 13.5(a).

     “Sears Solo Mailings” has the meaning set forth in Section 4.4(b).

     “Sears Statement Inserts” has the meaning set forth in Section 4.4(a).

     “Senior Officers” has the meaning set forth in Section 14.23(a).

     “Service Goals” means the standards and goals applicable to the provision or performance of the Program that are set forth on Exhibit L.

     “Service Standards” means the quality and service standards, respectively, applicable to the provision or performance of the Servicing Policy, that are set forth on Exhibit E.

     “Services” means work or labor to be performed by or on behalf of Sears, its Affiliates, or Third Party Sears Merchants or other designated agents for the benefit of a Sears Customer in the ordinary course of business. Such work or labor may include Merchandise used or to be used in the performance of such work or labor.

     “Servicing Policy” means the collective practices, policies and procedures regarding servicing of Accounts (including customer service, billing and other activities, but excluding the Credit Policy), as the same may from time to time be in effect.

     “Significant Sales Contraction” has the meaning set forth in Section 8.9.

     “Software” means computer software, including all programs and applications (whether in object code, source code or other form) and documentation related thereto.

     “Sold Area Stores” has the meaning set forth in Section 8.6(a).

     “Sold Chain Stores” has the meaning set forth in Section 8.6(a).

     “Solicitation Materials” means the advertisements, brochures, applications, marketing materials, telemarketing scripts, Internet writings and other written or recorded materials relating to the Program, including point of sale displays, television advertisements, radio advertisements, Internet advertisements and other advertisements for such Program, the Sears Credit Cards or Financial Products in any media, and any other solicitation materials sent to Cardholders, Financial Products Customers or other Persons relating to the Program.

     “Special Credit Card Programs” means (a) the following plans offered by Sears and its Affiliates on the date hereof: (i) Zero Percent Financing; (ii) Sears Card Events; and (iii) POS Incentives; and (b) any other future programs that are approved in accordance with Section 7.5(d).

     “Stores” means the retail stores included within Sears’ retail and related Services or corporate segments from time to time, the formats of which as of the date hereof are set forth on Exhibit C, subject to Section 8.5, including any additional retail store format or concepts hereafter implemented by Sears. The term “retail stores” above shall also include any location or operation that sells Merchandise by mail order or over the telephone or Internet (including through third party Internet portals to which one or more of the aforementioned Stores operated by Sears are linked), including sears.com and landsend.com.

     “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are beneficially owned; or (ii) that does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other Person is now or hereafter beneficially owned, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such beneficial ownership or control exists; provided, however, that (x) neither Sears Canada nor Sears Mexico shall be considered a Subsidiary of Sears for purposes of this Agreement; and (y) Lands’ End Inc. shall be considered a Subsidiary of Sears for purposes of this Agreement.

     “Successor” means, with respect to any party, any successor, transferee or assignee, including any surviving or resulting corporation in a merger or consolidation or any receiver, debtor in possession, trustee, conservator or similar Person with respect to such party or such party’s assets.

     “Term” means the initial term and any renewal term, subject to earlier termination under Section 13.2, 13.3 or 8.9 or extension under Section 13.6.

     “Termination Date” has the meaning set forth in Section 13.4(a).

     “The Great Indoors MasterCard” means Sears’ The Great Indoors MasterCard, which is issued to customers of The Great Indoors stores, as further described on Exhibit A.

     “Third Party Non-Sears Merchants” means merchants that accept a Sears Proprietary Card for purchases of goods and services offered by such merchants and who are not licensees of the Sears name in connection with the sale of their goods and services; the list of such Persons as of the date hereof is set forth on Exhibit D, under the caption “Third Party Non-Sears Merchants.”

     “Third Party Sears Merchants” means dealer stores, franchisees, licensees and lessees of Sears and other merchants, in each case who accept a Sears Proprietary Card for purchases of goods and services offered by such Persons and who are licensees of the Sears name in connection with the sale of their goods and services; the list of such Persons as of the date hereof is set forth on Exhibit D, under the caption “Third Party Sears Merchants.”

     “Transaction Data” means Account or Cardholder identification and transaction and experience information with regard to each purchase charged by a Cardholder using his or her Sears Credit Card.

     “Transition Services Agreement” means the Transition Services Agreement by and between Sears and Purchaser, to be entered into at the Closing.

     “Transfer” means any transfer, sale, assignment, conveyance, issuance, license, sublicense or other disposal or delivery, including by merger, consolidation, dividend or distribution, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.

     “Vendor” has the meaning set forth in Section 14.25.

     “Written Notice” has the meaning set forth in Section 4.5(b).

     “Zero Percent Financing” means the promotional credit offer under which purchases of Merchandise may be financed at 0% interest, subject to any applicable terms of the offer, consistent with Sears’ current practices.

     1.2 Construction. References in this Agreement to any gender include references to all genders, and references in this Agreement to the singular include references to the plural and vice versa. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement and references to “a party” or the “other party” shall, when referring to Sears or Sears IP Sub, be deemed to be references to Sears and Sears IP Sub collectively. References in this Agreement to a party or other Person include their respective Successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

THE PROGRAM

     2.1 Establishing the Program. Sears and Purchaser hereby establish a program (the “Program”), on the terms and conditions set forth in the Program Related Agreements, pursuant to which (i) Purchaser shall offer, issue and service, and Sears shall accept, and cause its Affiliates and Third Party Sears Merchants, and use its reasonable best efforts to cause the Third Party Non-Sears Merchants, to accept, as payment for Merchandise, Sears Credit Cards in compliance with the purchase authorization and other operating procedures set forth in the Merchant Agreement; (ii) Purchaser shall offer, provide and service Financial Products; and (iii) Purchaser shall offer, provide and service any Additional Products, in each case to Sears Customers, Cardholders and Financial Products Customers. All Acquired Accounts and Financial Products being provided by Sears as of the Effective Date are deemed provided under the Program. Purchaser will continue to provide the Sears Credit Cards and to provide or offer Financial Products on terms substantially similar to the current terms of such products and programs (including as modified by the Program Related Agreements), unless and until such terms are modified or superseded in accordance with the Program Related Agreements.

     2.2 Financial Products Delayed Closing. In the event a Financial Products Delayed Closing (as defined in the Purchase Agreement) occurs pursuant to the Purchase Agreement, the Financial Products constituting the FP Delayed Closing Assets (as defined in the Purchase Agreement) shall be part of the Program as of the Financial Products Delayed Closing, subject to Section 3.7 of the Purchase Agreement.

     2.3 Exclusivity. (a) Unless Purchaser agrees otherwise in writing or as contemplated by Sections 8.5 or 4.5(b), (c) or (d), or Article XIII during the Term, Sears and its Affiliates shall not by themselves or in conjunction with others, directly or indirectly (i) offer, issue or market, or enter into agreements to offer, issue or market, any Credit Card and, subject to Section 4.5(c), any New Payment Cards (together, a “Competing Product”); (ii) license or use, or allow others to license or use, the Sears Licensed Marks or any confusingly similar mark, for marketing of any Competing Product; or (iii) sell, rent or otherwise make available, or allow others to sell, rent or otherwise make available, any data on Sears Customers or Sears Cardholder Information for marketing, issuance or offering of any Competing Product; provided, however, that, nothing herein shall prohibit Sears and its Affiliates from engaging in any of the following activities: (i) providing credit to Merchandise vendors; (ii) accepting third party Internet payment services; (iii) entering into or maintaining agreements for a Sears company purchasing card (including fleet cards), including pursuant to (A) the Sears corporate employee purchasing card currently issued by Bank One Corporation and (B) the fleet card currently issued by the General Electric Corporation; (iv) offering or accepting the NTB card currently issued by Purchaser; and (v) entering into agreements to provide payroll and reimbursement cards for Sears employees. Notwithstanding anything to the contrary contained herein, there shall be no limit on the ability of Sears or its Affiliates to (A) partner with any Person with respect to redemption of such Person’s rewards program points for Merchandise; (B) accept (x) any General Purpose Credit Card, (y) any other credit card product so long as such other credit product is accepted for payment by 50 or more unaffiliated Persons or (z) any other payment product that is not a credit product (e.g., debit card, stored value card), in each case as a means of payment for Merchandise and in each case to display, in a manner consistent with industry standard, logos for the foregoing; (C) offer or accept in any way any gift card; (D) offer for sale as Merchandise any non-Sears-branded third-party card or product (e.g., prepaid phone cards) that is generally sold at retail and that does not have a credit feature; (E) accept in-Store payments on the Discover card; (F) own shares of Sears Canada, or own shares or other equity interest in any other Person that offers a Competing Product; provided, that such shares or other equity interest, taken together, represent less than 25% of the voting power of such Person; provided, further that Sears does not otherwise control such other Person and that Sears did not make the investment primarily to circumvent the requirements herein; (G) operate any asset existing on the Effective Date that is not a Purchased Interest under the Purchase Agreement; or (H) any marketing in connection with any of the activities permitted under (A)-(G) above.

     (b)  Unless Sears agrees otherwise in writing, Purchaser and its Affiliates shall not, (i) directly or indirectly target Sears Customers or solicit Cardholders or Financial Products Customers for any product (including any Credit Cards, General Financial Services Products or retail merchandise and services not provided by Sears and its Affiliates) that is not a Program Product; (ii) use any Cardholder Information, or any other information obtained from Sears or its Affiliates in connection with the Program, for any purpose other than to carry out its obligations in connection with the Program, or as otherwise permitted herein, and shall not use such information to engage in any marketing efforts; provided, however, that nothing in this Agreement shall prevent Purchaser from generating statistical information that does not identify individual Cardholders or Financial Products Customers nor is used to assist a competitor of Sears. Nothing in this Section 2.3(b) shall be deemed to prohibit or otherwise preclude Purchaser from conducting general solicitations irrespective of whether such general solicitations may include Sears Customers, Cardholders or Financial Products Customers; provided, that the fact that any such included Persons are Sears Customers, Cardholders or Financial Products Customers shall not be a criteria for inclusion in such general solicitations.

     2.4 Transfer of Program Assets. Unless Sears agrees otherwise in writing, Purchaser shall not Transfer or agree to Transfer to any third party all or any portion of the assets that constitute the Sears Repurchase Assets at any given time; provided, however, that, nothing contained in this Section 2.4 shall or shall be deemed to preclude Purchaser from (i) transferring any Sears Repurchase Assets to a wholly-owned Subsidiary of Citigroup; provided, however, in such case that such Subsidiary is reasonably capable of performing the obligations of Purchaser hereunder; provided, further, that Purchaser shall remain obligated and liable to Sears without diminution of such obligation or liability (or the other party’s rights or benefits) by virtue of such assignment and references to Purchaser hereunder shall include such assignee or (ii) transferring any portion of Accounts or Accounts Receivable in connection with a secured financing transaction contemplated under Section 13.5(e).

ARTICLE III

PROGRAM COMMITTEE

     3.1 Program Committee. The ongoing operations of the Program shall be reviewed by a Program Committee (the “Program Committee”), whose decisions (on matters on which the Program Committee has authority to act) shall be binding on Purchaser and Sears. The Program Committee shall consist of six members, with three members appointed by each of Sears and Purchaser and reasonably acceptable to the other. Each party shall have the right to remove or replace its appointees for any reason at any time, and to fill any vacancy with respect to any of its appointees. The Program Committee may appoint one or more subcommittees and special committees to assume specific responsibilities. The initial membership of the Program Committee is set forth on Schedule 3.1.

     3.2 Program Considerations. The Program Committee shall, in undertaking its responsibilities hereunder, consider the following:

     (a)  increasing the overall level of customer satisfaction experienced by Cardholders;

     (b)  creating a successful, growing proprietary card program and a successful, growing co-branded card program;

     (c)  increasing Sears Credit Card penetration and credit share among Sears Customers;

     (d)  providing a high-level brand experience and quality of service for Cardholders and Sears Customers;

     (e)  supporting Sears’ efforts to increase sales of Merchandise and to increase the level of credit sales and overall profitability with respect thereto;

     (f)  providing credit to Sears Customers at approval and authorization rates and on terms consistent with the Service Goals;

     (g)  expanding credit reach to Sears’ multi-cultural customers; and

     (h)  working together to develop new and enhanced products and programs that combine the services and capabilities of both Purchaser and Sears so as to increase profitability for each of the parties.

     3.3 Responsibilities of Program Committee. The Program Committee shall have primary responsibility for reviewing the ongoing operation of the Program and for any other item that, pursuant to any express provision of the Program Related Agreements, requires its action, including:

     (a)  Monthly review of the ongoing operation of the Program, including:

               (i) significant changes to Account Documentation;

               (ii) new Account approval and authorization rates;

               (iii) monitoring actual marketing results as compared to milestones and expectations;

               (iv) monitoring competitive activities;

               (v) identifying the implications of market trends;

               (vi) sponsoring improvement opportunities;

               (vii) resolving issues between Sears and Purchaser relating to the Program;

               (viii) discussing major systems projects, including changes to Sears’ point of sale systems;

               (ix) evaluating results of credit promotions;

               (x) monitoring Purchaser’s performance relative to the Service Standards, credit sales volume and credit penetration;

               (xi) monitoring to make sure that all electronic interfaces (e.g., web site design, electronic communication) with Cardholders and Financial Products Customers are consistent with the principles of the Program Related Agreements; and

               (xii) monitoring Purchaser’s systems reliability;

     (b)  Establishment by November 1 of each year, of the next calendar year’s schedule of monthly meetings;

     (c)  Adoption of the Marketing Plan in accordance with Section 4.2 and reviewing and approving changes thereto;

     (d)  Adoption of the Business Plan in accordance with Section 4.1 and approving changes thereto;

     (e)  Approving Additional Products or enhancements to Program Products proposed to be offered in accordance with Section 4.5, and setting any special rules for the inclusion of such products in the Sears Repurchase Assets or any other terms of such products (including purchase rights under Section 8.6 and 13.5);

     (f)  Resolving any dispute between the parties as to what constitutes a successor Financial Product for purposes of Section 4.5(b);

     (g)  Evaluating product development; and

     (h)  Reviewing and monitoring Sears’ and Purchaser’s activities in support of the Program.

     3.4 Program Committee Procedures. The Program Committee shall hold regular monthly meetings. Special meetings may be held when scheduled by a prior act of the Program Committee or when called by delivery of at least five Business Days’ prior written notice by either party (which written notice may be waived by written notice of all members of the Program Committee). Any such notice must specify the purpose, time and place of the special meeting. Meetings shall preferably be held in person or but may also be held by telephone or video conference call. Meetings in person shall alternate between locations in the cities where Sears’ and Purchaser’s headquarters are located, or at another location agreed to by Sears and Purchaser. The members of the

Program Committee shall appoint an acting chairman and adopt such other rules for the conduct of meetings as are agreed upon from time to time. The representatives of each of Sears and Purchaser shall be entitled, collectively, to one vote with respect to all matters to be voted upon by such committee. Any one of the representatives of Sears and of Purchaser may cast the vote allocated to the entity or entities represented by them, in the manner determined by such representatives. The presence of one representative of each party shall constitute a quorum for meetings of the Program Committee. Any matter requiring approval of the Program Committee shall require the affirmative vote of the authorized representatives of each of the parties represented on the Program Committee. The Program Committee shall keep written records of all matters discussed and approved by it, which shall be reviewed and approved by a designated representative of each of the parties. Notwithstanding anything to the contrary contained herein, Purchaser and Sears shall cause their appointed members to vote in accordance with such party’s obligations under the Program Related Agreements.

     3.5 Executive Committee. The strategic direction of the Program shall be subject to the review of an executive committee (the “Executive Committee”). The Executive Committee shall be responsible for (i) periodically reviewing the Program; (ii) setting and reviewing strategy for the Program; (iii) overseeing competitive positioning of Program information systems support and strategy; (iv) reviewing fundamental changes in the operation of the Program; and (v) all other matters that the parties agree should be reviewed by the Executive Committee. The Executive Committee shall consist of six members, with three members appointed by each of Sears and Purchaser and reasonably acceptable to each other. Each party shall have the right to remove or replace its appointees for any reason and at any time, and to fill any vacancy with respect to its appointees. The initial Executive Committee for the Program is set forth on Schedule 3.5. The Executive Committee shall meet (in person or by telephone or video conference) quarterly or at such other intervals and at places as may be decided by the members of the Executive Committee; provided, that either Sears or Purchaser may call a meeting of the Executive Committee by delivery of at least 30 Business Days’ prior written notice to the other party (which written notice may be waived by written agreement of all members of the Executive Committee) containing the purpose, time and place of the meeting. The members of the Executive Committee shall appoint an acting chairman and adopt such other rules for the conduct of meetings as are agreed upon from time to time. The Executive Committee shall be subject, mutatis mutandis, to the same voting and records provisions of the Program Committee set forth in Section 3.4 above.

     3.6 Committee Deadlocks. If the Program Committee is unable to reach agreement on any matter that requires its approval, either Purchaser or Sears may refer the matter to the Executive Committee for further consideration. If the Executive Committee cannot resolve a matter (whether referred to it by the Program Committee under this Section 3.6 or subject to its authority under Section 3.5), either Purchaser or Sears may refer the matter for further consideration in accordance with Section 14.23. Until any such disagreement with respect to the Program Plans and Policies or the Business Plan is resolved, Sears and Purchaser shall continue to conduct their activities in conformity with the then-existing Program Plans and Policies or Business Plan, as applicable.

ARTICLE IV

MARKETING

     4.1 Business Plan. No later than September 30 of each year, Sears and Purchaser shall jointly develop an eighteen-month marketing plan (the “Business Plan”) for the Program, in substantially the form set forth on Schedule 4.1 or such other form as may be approved by the Program Committee, which shall in each case describe strategies for growth of the Program and include detailed projected financial statements, capital expenditures and systems improvement plans and the historical and projected funding needs for the Program (including the Marketing Budget), and shall include any potential impact on Sears’ point of sale systems.

     4.2 Marketing Plan Development. (a) For each six-month period commencing on January 1 and July 1 during the Term (each, a “Program Period”), Purchaser and Sears shall jointly develop a marketing plan (addressing the subject matter set forth on, and in substantially the form of, Schedule 4.2) containing their agreements relating to the marketing of the Program in that Program Period (a “Marketing Plan”). The Marketing Plan for each six-month period shall be approved by the Program Committee no later than three months prior to the start of such Program Period. The Marketing Plan shall be consistent with the Premier Program marketing principles in accordance with Section 5.2. The Marketing Plan shall be the responsibility of the Program Committee, which shall assess the success of the Marketing Plan at its monthly meetings and shall agree to such changes to the Marketing Plan throughout the remainder of the Program Period that the Program Committee agrees may be necessary or desirable.

     (b)  Subject to Section 4.4 hereof, Sears and Purchaser shall conduct their marketing activities in conformity with Sears’ existing marketing practices until a Marketing Plan is adopted and such existing Sears marketing practices, as adjusted pursuant to the Program Related Agreements, are superseded.

     (c)  The Marketing Plan shall contain the details of the Program marketing to be conducted during the relevant Program Period, including the parties’ respective plans regarding the contemplated frequency, timing, size and methods of marketing to be conducted and their respective objectives and commitments with respect to generating new Accounts and Financial Product sales through the various distribution channels envisioned by the Marketing Plan. Sears and Purchaser shall conduct marketing to generate Accounts and Financial Products sales in accordance with the Marketing Plan, to promote usage of the Accounts and generate Program credit sales, and to drive increased sales of Merchandise and credit share. Each Marketing Plan shall also, among other things, contain details relating to (i) the desired distribution of Accounts between Proprietary Accounts and Co-Branded Accounts, including any decision to market the Sears Proprietary Card to holders of the Sears Co-Branded Card or vice-versa, including through substitution campaigns and “companion cards” campaigns (each of which shall not be undertaken unless approved by the Program Committee) and all marketing efforts in furtherance thereof; (ii) the marketing of Financial Products; and (iii) any proposed enhancements or other changes to the Customer Value Propositions.

     (d)  Each Marketing Plan shall also contain Purchaser’s marketing budget for such Program Period (the “Marketing Budget”), including for the items described in Section 4.5(a). Purchaser’s minimum commitment for each Program Period to promote and market the Program (which shall not include the financial obligations of Purchaser that are separately identified in this Agreement, e.g., the Customer Value Propositions or Sears Fees), along with Purchaser’s minimum commitment to fund the purchase of Merchandise in connection with the Customer Value Propositions, shall be set forth in the applicable Marketing Budget, and shall generally be consistent with Sears’ current levels as set forth on Schedule 4.2. Purchaser and Sears shall mutually agree upon a schedule for replacing card plastics with respect to all Sears Credit Cards as part of the Marketing Budget. The Marketing Budget shall be used solely in connection with the Program and Sears retail and related promotions. All communications with Sears Customers will be coordinated with Sears in the context of Sears marketing communication plans with respect to such customers.

     4.3 Solicitation Materials. All Solicitation Materials shall prominently display Sears Licensed Marks (or, in the case of non-written Solicitation Materials, shall identify Sears) in the manner provided in the then-current Marketing Plan, and may include such endorsements by Sears as Sears shall approve. However, no Solicitation Materials will indicate or imply that Purchaser is not the sole owner of the Accounts Receivables generated through the use of Accounts, or that the parties to the Cardholder Agreement are other than the Cardholder and Purchaser. All Solicitation Materials shall be jointly reviewed and approved in writing by the parties, except that Purchaser shall have the right, at its sole discretion, to determine matters relating to compliance with applicable Law.

     4.4 Additional Marketing to Cardholders and Financial Products Customers. (a) Sears may advertise and promote Sears and Merchandise by including promotional materials regarding Sears or such Merchandise in the Account and Financial Product billing statements (the “Sears Statement Inserts”), and shall pay Purchaser’s Cost to produce such Sears Statement Inserts. Purchaser shall make available to Sears for such solicitation purposes 83% (rounded to the nearest whole insert) of the space available for Statement Inserts in each billing statement, with the remaining space being available for Purchaser’s promotion of the Program, which materials shall be subject to the approval of Sears (such approval not to be unreasonably withheld), unless Sears and Purchaser agree otherwise; provided, however, that any Credit Card disclosures, notices, and other information required by Law (as reasonably determined by Purchaser) or Purchaser Policy (collectively, the “Purchaser Notices”) shall have first priority, and the Sears Statement Inserts permitted pursuant to this Section 4.4(a) shall be assigned priority second to such Purchaser Notices. Sears shall conform to all customary standards and requirements of Purchaser in connection with the size and weight requirements for Sears Statement Inserts. Sears shall retain all revenue it receives from the Sears Statement Inserts. Notwithstanding the foregoing, Purchaser shall not be required to add additional Sears Statement Inserts that would require additional mail postage, unless Sears agrees to assume the costs related to such additional postage.

     (b)  Sears may, at its own expense, send individual pieces of direct mail (“Sears Solo Mailings”) to Cardholders or Financial Products Customers to promote Merchandise. Subject to applicable Law and Purchaser Policy, Purchaser shall, for the purpose of conducting a Sears Solo Mailing, provide a current list of Cardholders or Financial Products Customers to Sears, or to a mail house or agent designated by Sears, in electronic form or such other standard format as Sears may reasonably request.

     (c)  For all Accounts and Financial Products, Sears shall have access to, and may use 93% of the space that is reasonably available on the billing statements and billing envelopes, including the space on the billing envelope that is commonly referred to as the “bangtail” (which Purchaser shall include on all billing envelopes) to advertise and promote Merchandise (“Sears Billing Messages”), and shall pay Purchaser’s actual direct cost (without any allocation of overhead) to produce the “bangtail;” provided, however, that Purchaser Notices (and, with respect to billing statements, Purchaser Notices and Purchaser’s collection notices) shall have first priority, and the Sears Billing Messages permitted pursuant to this Section 4.4(c) shall be assigned priority second to such Purchaser Notices. In the event Purchaser issues any electronic billing statements for Sears Credit Cards, the parties agree that Sears shall have relative access (as among Sears, Purchaser and other parties), if any, comparable to that set forth in Sections 4.4(a) and (c) above.

     (d)  Purchaser shall cooperate with Sears to make available to Sears, consistent with Sears’ current practices, taped, live and VRU interface promotional messages regarding Sears Merchandise in call center communications with Cardholders and Financial Products Customers to promote in-Store special sales and marketing events, and Sears and Purchaser shall cooperate to train Purchaser’s personnel in connection therewith.

     (e)  In the event that Sears is not permitted, under applicable Law or Purchaser Policy, to receive information with respect to Cardholders or Financial Products Customers as contemplated hereunder for any marketing purposes, Purchaser shall, subject to applicable Law and Purchaser Policy, either provide such information to a mail house or agent designated by Sears, in electronic form or such other standard format as Sears may reasonably request or conduct such mailing as directed by Sears on Sears’ behalf, and Sears shall reimburse Purchaser for its Costs associated with such mailings. With respect to any information under this Agreement that is licensed or otherwise provided by Purchaser to Sears, Purchaser will, at Sears’ request, feed such data directly into Sears’ Leveraging Customer Information database (or a successor system designated by Sears), or provide such data in another standard format reasonably acceptable to both parties.

     (f)  Notwithstanding anything to the contrary contained herein, Purchaser may provide Sears with proposals for alternative Sears Statement Inserts and Sears Billing Messages, and Sears shall reasonably consider such proposals in light of the relative costs and benefits to Purchaser and Sears of existing inserts and messages, as compared to such alternative inserts and messages.

     4.5 Additional Products and Enhancements. (a) At the request of Purchaser or Sears, the parties shall cooperate in good faith, through the Program Committee, to research, evaluate and design (i) new (i.e., other than existing Program Products) Credit Cards, General Financial Services Products or New Payment Cards to be offered to Cardholders or other Sears Customers by or through Purchaser (“Additional Products”) including the following possible products: (A) home equity products; (B) credit products using Sears’ brands other than the Sears Licensed Marks; (C) installment loans; (D) prepaid and secured cards; (E) wealth accumulation products; (F) savings and deposit products; (G) debt suspension products; and (H) debit products; and (ii) enhancements to the Program Products. Each Marketing Budget shall include the amount to be spent to research and evaluate possible Additional Products and enhancements to the Program Products during the Program Period with which such Marketing Budget is associated. All such proposals for Additional Products and enhancements, and related research, studies, reports and surveys, shall be evaluated by the Program Committee in order to identify a reasonable allocation of the risks, costs and benefits of the Additional Products and enhancements to the Program Products between Sears and Purchaser. In the event an Additional Product is approved in accordance with Section 3.3, Sears and Purchaser shall designate whether such Additional Product is a “Sears Proprietary Card,” a “Sears Co-Branded Card” or a “Financial Product,” if applicable, and shall amend the Program Related Agreements (including any Exhibits or Schedules thereto) and the Licensing Agreement, if necessary, to provide for such Additional Product, including with respect to additional payments to be made to Sears under Article VII. Sears shall cooperate with Purchaser to maximize marketing opportunities for Additional Products using the resources of its Stores and personnel.

     (b)  In the event that Sears proposes an Additional Product that is not covered by the exceptions to the exclusivity provisions of Section 2.3(a) (such proposal to be made in writing to the Program Committee) and is not an unsecured revolving Credit Card or a successor Financial Product (any dispute over whether a product is a successor product shall be resolved by the Program Committee) and subject to Section 4.5(c) below, and Purchaser (including through its representatives on the Program Committee or Executive Committee) declines to provide such proposed Additional Product within 45 days of such proposal, Sears shall have the right to provide such proposed Additional Product to Sears Customers, Cardholders and Financial Products Customers by itself or through third parties outside the Program (which, for the avoidance of doubt, shall not be deemed to violate any provision of the Program Related Agreements); provided, however, that if Sears proposes to provide such Additional Products through a third party, Sears shall request a written offer describing in reasonable detail the terms upon which such third party would provide such proposed Additional Product. Sears shall promptly deliver such written terms to Purchaser (“Written Notice”). Purchaser may, within 45 days of receipt of such Written Notice, elect to be the exclusive provider of the proposed Additional Products on terms no less favorable in the aggregate than those set forth in the written offer of such third party. Upon delivery by Purchaser of a written notice to Sears that Purchaser will provide the Additional Products on terms that, in the reasonable judgment of Sears, are no less favorable in the aggregate than those contained in the Written Notice (a “Product Confirmation Notice”), Purchaser shall be the exclusive provider of the proposed Additional Products on terms are set forth in the Product Confirmation Notice. If Purchaser does not deliver a Product Confirmation Notice within such 45-day period, Sears may engage the third party to provide the proposed Additional Products on terms no less favorable than those set forth in the Written Notice. Any change in the material terms set forth in any Written Notice that is unfavorable to Sears shall be deemed a new offer subject to acceptance by Purchaser in accordance with this Section 4.5(b). Notwithstanding anything to the contrary contained herein, upon Sears’ written request, Purchaser will, subject to the terms hereof, consent to use Sears Life Insurance Company to underwrite and issue any proposed Additional Products that are insurance products and that Sears Life Insurance Company is authorized by applicable Law to underwrite and issue, that were declined by Purchaser in accordance with this Section 4.5(b). Purchaser’s consent will not be unreasonably withheld, but will be subject to the following conditions: (i) Sears will be responsible for the selection of the company which will reinsure the risks and administer such Additional Products, subject to Purchaser’s consent, which shall not be unreasonably withheld or delayed; (ii) The reinsuring and administering company must be rated A- or above by A.M. Best Company; (iii) The administration and reinsurance in connection with such Additional Products will be under terms and conditions reasonably satisfactory to Purchaser and documented in agreements reasonably satisfactory to Purchaser (taking into account industry standards) and (iv) for the avoidance of doubt, Purchaser may withhold its consent if Purchaser reasonably determines that the issuance of any Additional Product would likely result in undue regulatory or reputational risk to Purchaser or its Affiliates.

     (c)  In the event that Sears, during the first five years after the Effective Date, seeks to introduce a New Payment Card, Purchaser shall provide such New Payment Card on terms to be negotiated between the parties. Sears acknowledges that such terms shall take into account the impact of such New Payment Card on Purchaser’s earnings from existing Sears Credit Cards, and shall be set at a rate such that Purchaser’s earnings are not adversely impacted in material respects by the introduction of the New Payment Card. In the event that Sears seeks to introduce a New Payment Card after the first five years after the Effective Date, then such New Payment Card shall be treated as an Additional Product in accordance with Section 4.5(b) above.

     (d)  Sears may, by itself or through a third party, offer a source of credit, including through the issuance of Credit Cards, to those Sears Customers whose application for credit have been declined by Purchaser or who are otherwise not eligible for credit under the Credit Policy (each, a “Decline”); provided, however, that any such offer may only be made to a Person after such Person has become a Decline. Sears shall (i) only use the Sears brand in connection with such source of credit in a manner that would not be reasonably expected to create consumer confusion between such product and Sears Credit Cards; and (ii) shall not promote such products in the Stores. Sears agrees that applications for such alternative credit product shall be separate from the applications for Sears Credit Cards, and shall only be accessible or distributed to Declines. In the event Sears elects to offer such source of credit, Sears and Purchaser shall cooperate to establish a mechanism, consistent with Law, for Purchaser to promptly provide to Sears or a designated third party all information necessary to provide such source of credit.

     4.6 Customer Information. (a) Subject to applicable Law and to Sears’ or Lands’ End Inc.’s then-current policies regarding protection and use of customer information (the “Sears Policy”), Sears shall make available, on a monthly basis, at Purchaser’s request and reimbursement of Sears’ reasonable data processing expense, information, including the names and addresses, telephone numbers and, as available, other information, (including e-mail addresses), of Sears Customers who are not Cardholders or Financial Products Customers, in electronic or another standard format and, subject to such criteria as may be mutually agreed upon, for purposes of soliciting such Sears Customers for Sears Credit Cards and Financial Products (“Prospect Data”). Notwithstanding any other provisions hereof, under no circumstances shall Sears be obligated to take any action, including providing any information, if such action would be contrary to applicable Law or to Sears Policy. Purchaser agrees that any solicitations conducted using Prospect Data shall be performed in all respects in accordance with Law, the Sears Policy and the Licensing Agreement. The Prospect Data made available to Purchaser under this Section 4.6(a) shall remain the property of Sears, and Purchaser shall have no right to use such information, except as expressly set forth in this Agreement.

     (b)  Consistent with applicable Law, Purchaser’s then-current policies and procedures, including Purchaser’s policies regarding the protection and use of customer information (“Purchaser Policy”) and third party contract restrictions, Purchaser shall conduct for Sears in each calendar year three Merchandise marketing programs using Purchaser’s customer database and Sears shall pay Purchaser’s Cost; provided, that Sears may request a reasonable number of test marketing efforts in connection therewith. Subject to Section 4.6(d) and (e), any data made available by Purchaser under this Section 4.6(b) shall remain the property of Purchaser, and Sears shall have no right to use such information, except as expressly set forth in this Agreement.

     (c)  Purchaser shall be the sole and exclusive owner of:

          (i) any credit bureau report obtained by or on behalf of Purchaser pertaining to a Cardholder, any credit scoring and decision information, any analyses of credit quality and credit risk, analyses prepared for the purpose of fraud or suspicious activity monitoring or any other similar analyses prepared by or on behalf of Purchaser and maintained in Purchaser’s credit file pertaining to a Cardholder;

          (ii) (A) all Transaction Data (other than Transaction Data arising out of Merchandise transactions, which shall be subject to Section 4.6(d)) and all other information (other than Cardholder names, addresses and telephone numbers, which shall be subject to Section 4.6(e)) included within Cardholder Information (other than Retained Interests under the Purchase Agreement) and (B) all information collected by or on behalf of Purchaser in connection with Account Applications or applications for Financial Products; provided, that in no event shall Purchaser utilize such information for a purpose that would reasonably be expected to have a material adverse effect on the

Program, in connection with any activity inconsistent with Section 2.3(b) hereof, or in any manner that competes directly with the marketing or sale of Merchandise. Purchaser hereby grants a non-exclusive, non-transferable, non-sublicensable right and license to Sears and its Subsidiaries to use the information described in this Section 4.6(c)(ii) in compliance with applicable Law and Purchaser Policy; provided, further, that in no event shall Sears or its Subsidiaries utilize such information for a purpose that would reasonably be expected to have a material adverse effect on the Program, in connection with any activity inconsistent with Section 2.3 hereof or in any manner that competes directly with Purchaser’s or its Subsidiaries’ General Financial Services Products or Credit Card products; provided, that Sears may share the information described in this Section 4.6(c)(ii) with Partner Merchants if and only to the extent permitted by Law; and

          (iii) any other information collected by or on behalf of Purchaser, whether from a Cardholder or Financial Products Customer or from any other Person unless Purchaser and Sears agree in good faith that the collection, use and distribution of such information by Sears and its Affiliates would be inconsistent with the parties’ intent that neither Purchaser nor Sears be deemed to be a “consumer reporting agency” within the meaning of Section 603 of the Fair Credit Reporting Act (15 U.S.C. § 1681a(d)).

Purchaser shall use the information described in this Section 4.6(c) only in accordance with the terms and conditions of this Agreement consistent with Law and Sears Policy.

     (d)  Sears and Purchaser shall jointly own all Transaction Data arising out of Merchandise transactions; provided, that in no event shall either party utilize such information for a purpose that would reasonably be expected to have a material adverse effect on the Program, in connection with any activity inconsistent with Section 2.3 hereof or in any manner that, with respect to use by Sears, competes directly with Purchaser’s or its Affiliates’ General Financial Services Products or Credit Card products and, with respect to use by Purchaser, the sale of Merchandise.

     (e)  Subject to applicable Law, Cardholder names, addresses and telephone numbers shall be owned jointly and equally by Purchaser and Sears; provided, that in no event shall either party utilize such information for a purpose that would reasonably be expected to have a material adverse effect on the Program, in connection with any activity inconsistent with Section 2.3 hereof or in any manner that, with respect to use by Purchaser, competes directly with Sears’ marketing and sale of Merchandise and, with respect to use by Sears, competes directly with Purchaser’s and its Subsidiaries’ and Affiliates’ products and services.

     (f)  The parties agree that, consistent with applicable Law, Purchaser shall, from time to time, provide such notices to Cardholders and Financial Products Customers as shall be necessary so that Cardholder Information may be shared between and among Sears and its Affiliates and Purchaser and its Affiliates, as set forth in this Agreement and Purchaser Policy. Neither Sears nor Purchaser shall make or permit any unauthorized disclosure or use of any personal information of individual Cardholders or Financial Products Customers, other than as contemplated by this Agreement and in compliance with applicable Law. Each of Sears and Purchaser shall be responsible for complying with all financial privacy Laws applicable to its activities in relation to the conduct of the Program, and each party shall bear its own costs of such compliance.

     (g)  Sears shall, in compliance with applicable Law, promptly provide to Purchaser a complete list of any Persons who have requested to be on Sears’ “do not call” and/or “do not mail” lists (or other similar lists), and Purchaser shall promptly comply with such requests with respect to its solicitation of Sears Credit Cards and Financial Products. Purchaser shall provide to Sears a complete list of any Cardholders or Financial Products Customers who have requested to be on Purchaser’s “do not call” or “do not mail” lists (or other similar lists) in connection with their Cardholder relationship with Purchaser and Sears shall promptly comply with such requests with respect to its telemarketing and other solicitations.

     (h)  [reserved]

     (i)  Sears and Purchaser may request the other to forward any information to which it is entitled hereunder to a third party processor that is bound by confidentiality and information privacy agreements no less stringent than those set forth among the parties and that acts under a written agreement to distribute such information at the request of Sears or Purchaser, as the case may be.

     (j)  Nothing in this Agreement shall prohibit Purchaser or its Affiliates from using Cardholder Information in connection with the marketing, pricing or placement of any secured financing transaction contemplated under Section 13.5(e), including in any offering document relating thereto, any exhibits, amendments, attachments or supplements thereto, and other materials to be delivered to prospective investors or creditors in such financing transactions.

     4.7 Joint Marketing. Purchaser shall cooperate in good faith with Sears to develop joint marketing opportunities to market Merchandise to customers of Purchaser and its Affiliates.

ARTICLE V

ACCOUNT CREATION AND ADMINISTRATION

     5.1 Terms. (a) Each of Sears and Purchaser may propose amendments to, or modifications of, any provision of the Servicing Policy and Service Standards but neither party shall be required to agree to such amendments (except to the extent otherwise required by the Program Related Agreements). At its monthly meetings, the Program Committee shall review all amendments or modifications of the Servicing Policy and Service Standards proposed during the preceding month and shall direct that the relevant policy and standards be updated to reflect any such changes that are approved in accordance with Section 3.3.

     (b)  Purchaser shall have the sole and exclusive right to set, maintain, and modify the terms of the Credit Policy and the Financial Products Policy; provided, that Purchaser shall take into consideration Section 3.2 in establishing or changing any such Credit Policy or Financial Products Policy. Prior to making such amendments or modifications, Purchaser shall notify Sears and, upon Sears’ request, review with the Program Committee any proposed amendments to, or modifications of, any material terms of the Credit Policy or Financial Product Policy; provided, that Purchaser shall retain ultimate control over the Credit Policy and Financial Products Policy. Notwithstanding the foregoing, purchase transactions shall not be declined solely because the purchase of protection agreements, extended warranty protection, maintenance agreements, or similar products would cause an over-limit condition on an Account,

     (c)  Purchaser shall make available to Sears current copies of the Credit Policy, Financial Products Policy or Servicing Policy upon Sears’ request, and shall cooperate in good faith with Sears to address any concerns Sears may have with respect to the Financial Products Policy or Servicing Policy, taking into account all relevant aspects of the Program, including customer satisfaction results.

     5.2 Origination Criteria; Premier Program. (a) Purchaser shall accept or reject any application for an Account based solely upon application of the then-current Credit Policy. Upon satisfaction by an applicant of the applicable credit criteria set forth in the Credit Policy, Purchaser shall promptly establish a Co-Branded Account or a Proprietary Account, as applicable, for such applicant and issue a Sears Proprietary Card or Sears Co-Branded Card, as applicable, to such applicant. Purchaser also shall issue a renewal Sears Credit Card to each Cardholder at each scheduled Sears Credit Card renewal date (or earlier, at the direction of Sears, if the Cardholder qualifies for an upgrade to the Premier Program), in accordance with the then-current Credit Policy.

     (b)  Purchaser shall accept or reject any application for a Financial Product based solely upon application of the then-current Financial Products Policy. Upon satisfaction by an applicant of the applicable criteria set forth in the Financial Products Policy, Purchaser shall issue the applicable Financial Product to such qualifying applicant. Purchaser also shall issue a renewal Financial Product at each scheduled Financial Product renewal date, in accordance with the then-current Financial Products Policy.

     (c) Subject to Section 5.2(d), Sears shall determine the Sears spending-level and other qualifications that a Cardholder must achieve and maintain for membership in the Premier Program. Notwithstanding anything to the contrary contained herein, but subject to Section 5.2(d), Sears shall retain control over the marketing policies (including the promotional calendar) relating to the Premier Program. Notwithstanding anything to the contrary contained in Section 4.6, Sears shall provide criteria to Purchaser, and request that Purchaser use such criteria to identify those Cardholders who are eligible for the Premier Program (or a replacement program); provided, that the criteria provided by Sears shall be selected so as to prevent Purchaser from being deemed a “consumer reporting agency” within the meaning of Section 603 of the Fair Credit Reporting Act (15 U.S.C. § 1681a(d)).

     (d)  Notwithstanding anything to the contrary contained herein, Sears shall (i) continue to provide the Premier Program or another comparable preferred customer program; (ii) not materially reduce the value of the Premier Program or such other program to Sears Cardholders compared to such value as of the date hereof; and (iii) maintain responsibility for administrative and retail costs (e.g., the cost of any promotions mailed to Premier Program members) incurred in connection with the Premier Program, except as is Purchaser’s responsibility with respect to all Sears Credit Cards (e.g., issuing plastics) or as otherwise assumed by Purchaser pursuant to the Marketing Budget; provided, that nothing herein shall grant any Credit Policy decision authority to Sears with respect to the Premier Program.

     5.3 Program Costs. Except as otherwise provided in this Agreement or in the Marketing Plan, Purchaser shall be responsible for all costs related to opening and operating the Accounts and Financial Products accounts, including marketing the cost of store signage and communications (such marketing, signage and communications costs to be at the levels set forth in the Marketing Plan), credit bureau costs, pre-screening and post-screening costs, credit authorization costs, Credit Card production costs, processing, servicing, administration, billing and collection costs and the cost of funding the Accounts Receivables.

     5.4 Ownership of Accounts and Financial Products Accounts. (a) Purchaser shall own all Accounts and shall extend credit with respect to all such Accounts, and Sears shall not be considered a creditor with respect to any such Account for any purpose whatsoever. Purchaser will cause the terms of the Accounts, Financial Products, Cardholder Agreements and Financial Products Agreements and all other documents, Solicitation Materials, Credit Cards and agreements prepared by or on behalf of Purchaser that are mailed or supplied to the general public, customers, applicants, Cardholders and Financial Products Customers in connection with the Program to comply with all applicable Law. All aspects of the operation of the Program by Purchaser, including Account solicitation, acquisition, administration, servicing and debt collection, will comply with all applicable Law. Purchaser shall be responsible for all credit and fraud and other losses on such Accounts, except to the extent subject to chargeback pursuant to the Merchant Agreement. Purchaser may cancel or suspend credit privileges of any Cardholder if Purchaser determines such action is warranted in accordance with the Credit Policy.

     (b)  Purchaser shall own all Financial Products accounts and shall be responsible for all risk and loss associated with Financial Products accounts.

     5.5 Documentation. Account Documentation and Financial Products Documentation shall be customized for the Program, as specified in the Marketing Plan. Purchaser will prepare and provide to each Cardholder and Financial Products Customer an Account Agreement or Financial Products Agreement, as applicable, and disclosure statement and such other notices or documents related to such Account or Financial Product as are required from time to time under applicable Law, and shall provide appropriate disclosure language for inclusion on the Solicitation Materials. Purchaser shall be responsible for ensuring that the Account Documentation and Financial Products

Documentation comply with applicable Law. Within 180 days following the Effective Date, Purchaser shall mail to Cardholders and Financial Products Customers notices indicating that Purchaser is the owner of the Acquired Accounts and Financial Products accounts. Sears shall cooperate in good faith with Purchaser to enable Purchaser to prepare, print and mail such notices to Cardholders and Financial Product Customers.

     5.6 Servicing. (a) The Servicing Policy shall set forth functions and services that Purchaser shall perform in order to achieve results substantially similar to those results set forth on Exhibits E and L.

     (b)  Purchaser shall assign such trained personnel as are necessary or appropriate for servicing the Accounts and Financial Products accounts in accordance with this Section 5.6, and shall dedicate a majority of all customer service and Store relations personnel to the exclusive servicing of the Program (but all excluded from Sears competitors) and house such personnel in segregated space and/or facilities. These personnel shall be trained to work collaboratively with Sears, including Sears in-Store employees. Purchaser shall have a dedicated management organization and leadership structure specifically designed to support the Program, and Purchaser shall provide dedicated personnel resources in the areas of finance, marketing, risk, decision management and overall Program management, in each case as Purchaser deems reasonably necessary. Purchaser shall maintain adequate computer and communications systems and other equipment and facilities necessary or appropriate for servicing the Accounts and Financial Products accounts in accordance therewith. Without limiting Section 14.8(c), Purchaser shall not outsource any customer service or Store relations personnel to a third party located outside North America without Sears’ prior written consent.

     (c) Purchaser shall maintain a disaster recovery plan, which shall be tested regularly by Purchaser, as well as systems, equipment, facilities and trained personnel, that shall enable it to service the Accounts and Financial Products continuously through a disaster. Sears shall have the right to review, upon request, a current copy of Purchaser’s disaster recovery plan and the results of Purchaser’s tests of such plan. Sears acknowledges and agrees that Purchaser may make changes to its disaster recovery plan from time to time without Sears’ consent; provided, that such changes do not materially decrease the level of protection offered by the disaster recovery plan. Purchaser shall permit Sears to review any updated, revised, amended or restated disaster recovery plan as soon as it becomes available. If Sears identifies a potential disaster that Purchaser’s disaster recovery plan does not reasonably anticipate, such potential disaster shall be considered by the Program Committee and, if applicable, the Program Committee shall recommend an appropriate course of action. The performance of such tests and the resolution of any issues or problems identified in such test shall be performed at the sole discretion (as to timing) and expense of Purchaser. Each of Sears and Purchaser shall maintain information security policies and procedures that include administrative, technical and physical safeguards designed to (i) ensure the security and confidentiality of Confidential Information; (ii) protect against anticipated threats or hazards to the security or integrity of such Confidential Information; and (iii) protect against unauthorized access to, or use of, such Confidential Information.

     (d)  Purchaser shall, at its expense, provide appropriate mechanisms for both pre-approved and non-pre-screened application processing at the point of sale for Sears Customers. Sears shall provide to Purchaser such cooperation and assistance as Purchaser may reasonably require for the provision of such mechanisms. All Store signage and communications, including design and placement thereof, shall become property of and shall be controlled by Sears, subject to reasonable direction of Purchaser; provided, that Purchaser shall have the right to make any determination it deems necessary to comply with applicable Law, and Sears shall abide by such determination. The level of funding of Store signage and communications relating to the Program shall initially be consistent with Sears’ current practices, and thereafter subject to the Marketing Plan.

     (e)  Each party shall be responsible for regular costs arising out of or in connection with training its employees for purposes of the Program. Sears shall incorporate ongoing training in connection with the Program (the content of which will be developed under the guidance of the Program Committee), substantially in the manner, terms and frequency currently being provided with respect to Sears employees. If and to the extent that any action of a party in accordance with the terms of this Agreement requires or results in the other party incurring or being required to incur significant training costs (other than due to changes in applicable Law), the parties, working through the Program Committee, shall reach a mutually agreeable allocation of such training costs.

     (f)  Purchaser shall use reasonable best efforts to create a seamless continuation, after the Effective Date, of Sears’ Internet sites related to the Sears Credit Cards (e.g., searscard.com) or successor sites, so as to permit Cardholders and Financial Products Customers to obtain current Account activity and to use the other features currently being provided to Cardholders and Financial Products Customers on Sears’ Internet sites. Sears shall continue to operate and design the sears.com Internet site and shall provide a link on the sears.com site to the searscard.com Internet site. Purchaser shall make available to Cardholders and Financial Products Customers at all times at least as much on-line Account information and management capability as made generally available to its other proprietary card or General Purpose Credit Card programs. Purchaser shall be responsible for the expenses associated with providing the foregoing. Purchaser and Sears further agree to use their reasonable best efforts to transfer the operations and maintenance of the searscard.com Internet site (other than ownership of the searscard.com Internet domain name, which shall be licensed to Purchaser under the Licensing Agreement), from Sears to Purchaser as soon as practicable after the Effective Date with the same level of functionality existing as of the Effective Date.

     5.7 Service Standards; Service Goals. The parties shall be bound by the Service Standards and Service Goals set forth on Exhibit E and Exhibit L, respectively.

ARTICLE VI

INTELLECTUAL PROPERTY

     6.1 Use of Sears Licensed Marks. Pursuant to the Licensing Agreement, and on the terms and subject to the conditions therein set forth, Sears IP Sub is granting Purchaser certain rights to use the Sears Licensed Marks in connection with Financial Products, Sears Credit Cards, the solicitation of new Accounts and Financial Products accounts and any uses related to the foregoing. Purchaser acknowledges that it is not acquiring any right, title or interest in the Sears Licensed Marks except a limited license as expressly provided in the Licensing Agreement, subject to the conditions thereof.

     6.2 Covenant Not to Sue; License. Sears agrees that it shall not enforce any Patents it owns or controls against Purchaser, or any Person acting on Purchaser’s behalf (in accordance with this Agreement) where any such party is acting pursuant to the Program Related Agreements. The foregoing does not represent an acknowledgement by Purchaser that any Patents of Sears is valid or that Purchaser requires a license to any Patents of Sears. In the event that Purchaser determines that it requires a license to the Sears ‘868 Patent for use outside the Program, Sears will license the Sears ‘868 Patent to Purchaser on reasonable terms (including license fees) to be negotiated by Sears and Purchaser.

     6.3 Purchaser License Grant. Subject to the terms and conditions of this Agreement and applicable Law, Purchaser grants to Sears a personal, royalty-free, non-transferable, non-assignable, non-exclusive limited license, in the Licensed Territory, to use the trademarks and service marks of Purchaser set forth on Schedule 6.3 (the “Licensed Purchaser Marks”) solely (i) on Solicitation Materials prepared by Sears, to the extent required for promoting the Program and soliciting new Accounts and Financial Product accounts; (ii) in the form and manner in which Purchaser provides the Licensed Purchaser Marks to Sears; and (iii) as Purchaser approves in advance in writing. Purchaser shall respond promptly to all requests for Licensed Purchaser Marks approval, provided, that Purchaser’s failure to provide a prompt response to any such request shall not be deemed (A) a breach of this Agreement and (B) a consent for Sears to use the Licensed Purchaser Marks as requested. To assure the use and maintenance of high standards of quality, workmanship, style and appearance and the proper use of the Licensed Purchaser Marks, Sears shall adhere to Purchaser’s written guidelines with respect to all Solicitation Materials prepared by Sears that contain Licensed Purchaser Marks. Sears agrees to provide Purchaser, from time to time and upon Purchaser’s request, with a reasonable number of samples of any Solicitation Materials publicly disseminated or intended for public dissemination by Sears or its Subsidiaries which utilize the Licensed Purchaser Marks. If Purchaser determines, after reviewing the proposed Solicitation Materials bearing Licensed Purchaser Marks, that it disapproves of such materials, Purchaser shall so advise Sears, and such materials shall not be printed or used, as the case may be, until appropriate corrective action is taken to the reasonable satisfaction of Purchaser. After any Solicitation Materials have been approved by Purchaser pursuant to this Section 6.3, Sears shall not change such materials without

Purchaser’s prior written approval. The foregoing license grant is personal to Sears, and Sears may not assign, transfer or sublicense any rights in or to the Licensed Purchaser Marks in any manner. Sears acknowledges that it is not acquiring any right, title or interest in the Licensed Purchaser Marks except a limited license as expressly provided in this Agreement, subject to the conditions hereof. All rights in or to the Licensed Purchaser Marks are expressly reserved by Purchaser.

     6.4 Changes to Trademark Usage. In the event that Purchaser notifies Sears in writing that it disapproves of any particular use of the Licensed Purchaser Marks that had previously been approved, Sears shall, in Purchaser’s discretion, either (i) phase out such usage in the ordinary course of business; or (ii) promptly cease such usage or otherwise cure such disapproved use; provided, that Purchaser (x) sets forth, with specificity, a good faith reasonable basis for such disapproval; and (y) agrees to reimburse Sears for the reasonable replacement costs, if any, of such affected materials.

     6.5 Infringement Proceedings. Sears shall promptly notify Purchaser of any unauthorized use of, or claims of infringement against, the Licensed Purchaser Marks. Purchaser shall have the sole right and discretion to bring or defend against proceedings alleging infringement or dilution of or by its Marks or other Intellectual Property, or unfair competition related thereto, pursuant to this Agreement; provided, however, that Sears agrees to provide Purchaser with its reasonable cooperation and assistance with respect to any such proceedings.

     6.6 Purchaser Ownership Rights. Sears acknowledges and agrees that, except for the limited license set forth in Section 6.3, nothing contained in this Agreement shall be construed as granting to Sears, by implication, estoppel or otherwise, any right, title or interest in and to (a) the Licensed Purchaser Marks; and (b) any and all other Intellectual Property of Purchaser. Sears shall not take any actions inconsistent with the foregoing.

     6.7 Establishment of New Intellectual Property Rights. Each of the parties acknowledges that any other party may create and establish (or have created and established for it) new Intellectual Property rights in connection with the Program (“New Intellectual Property”), and agree as follows:

     (a)  To the extent that Sears creates New Intellectual Property, Sears shall own all rights established during the Term, shall be responsible for making all filings and taking all other actions necessary to protect such New Intellectual Property and shall be deemed to have granted to Purchaser a non-exclusive, royalty-free non-assignable license in the Licensed Territory to use such New Intellectual Property solely in connection with the Program, and to allow any party to whom services may be delegated under this Agreement to do so.

     (b)  To the extent that Purchaser creates New Intellectual Property, Purchaser shall own all rights established during the Term, shall be responsible for making all filings and taking all other actions necessary to protect such New Intellectual Property and shall be deemed to have granted to Sears a non-exclusive, royalty-free non-

assignable license in the Licensed Territory to use such New Intellectual Property solely in connection with the Program, and to allow any party to whom services may be delegated under this Agreement to do so.

     (c)  Any proposal for the joint development by the parties of any New Intellectual Property for the Program shall be approved of in advance by the Program Committee. Unless otherwise agreed in writing by the parties, the Program Committee shall also determine in advance the respective rights of the parties with respect to such New Intellectual Property, and may determine that any New Intellectual Property jointly developed by Purchaser and Sears in connection with the Program shall be owned jointly and equally by Purchaser and Sears (“Jointly Developed Intellectual Property”). Any filings or other actions necessary to protect such Jointly Developed Intellectual Property shall be filed jointly by Purchaser and Sears, and shall identify both such parties as the owners. Purchaser and Sears shall cooperate fully, and cause their employees to cooperate fully, with each other in the filing of any such filings or actions and, except as may be otherwise agreed by the parties in writing, shall share equally all costs and expenses relating to any such filings or actions approved by the parties. In the event that either Purchaser or Sears (or Sears IP Sub) declines to fund its portion of the costs incurred in connection with any such filings or other actions, the other party may proceed on its own with such filings or other actions, and will own the resulting intellectual property as New Intellectual Property subject to this Section 6.7.

     (d)  No party shall be deemed to have established any rights in any Marks of the other party, or in any Marks that contain Intellectual Property of the other party, and any newly-created Intellectual Property rights (including the Jointly Developed Intellectual Property) shall be deemed to have been established only in newly-created material independent of the other party’s Marks. Furthermore, no party shall attempt to register any Intellectual Property containing another party’s Intellectual Property.

     6.8 Effect of Termination or Expiration of Agreement. Unless determined otherwise by the Program Committee in accordance with Section 6.7, upon the expiration or termination of this Agreement, the party that created New Intellectual Property shall remain the owner thereof, and Sears or its assignee shall, upon the exercise of the Repurchase Option, have a right to receive a perpetual, non-exclusive royalty-free license to such New Intellectual Property.

     6.9 Mandatory Usage of Sears Licensed Marks. Purchaser shall use the Sears Licensed Marks on all Sears Credit Card plastics and in all Solicitation Materials, Account Documentation and Financial Products Documentation and other written and oral correspondence with respect to Sears Credit Cards and Financial Products (other than materials Purchaser uses in connection with its Credit Card programs generally, including statements of Purchaser Policy), and such use shall be in accordance with the specifications set forth in the then-current Marketing Plan and in conformity with the terms of the Licensing Agreement.

     6.10 Affinity Patents. Notwithstanding anything to the contrary contained herein, if Purchaser determines in its reasonable judgment that any of the services provided by Purchaser or its Affiliates to Sears Credit Card applicants under this Agreement are reasonably likely to infringe the Affinity Patents, Purchaser or its Affiliates may, in its sole discretion, either: (i) modify or replace the affected services so that they do not infringe the Affinity Patents; or (ii) to the extent that modifying or replacing the affected services is not commercially reasonable, discontinue the relevant portion of the affected services; provided, however, that Purchaser shall provide substantially the same (or a greater) level of functionality to Sears Credit Card applicants that Purchaser provides to Credit Card applicants under any of Purchaser’s other proprietary card programs and General Purpose Credit Card programs, unless Purchaser is prohibited by a third party contract from providing such functionality to Sears Credit Card applicants.

ARTICLE VII

CERTAIN ARRANGEMENTS

     7.1 Sears Fees. In consideration of the services to be rendered by Sears in connection with the performance of its obligations under the Program Agreement within the parameters of Schedule 7.1, Purchaser or its Affiliates will pay to Sears or, at the direction of Sears, a Subsidiary of Sears, the respective amounts set forth on Schedule 7.1 with respect to the Co-Branded Accounts, Proprietary Accounts and Financial Products accounts (collectively, “Sears Fees”); provided, that successor Financial Products shall be treated as Financial Products for purposes hereunder. The Program Committee shall annually review the amount of all payments to Sears under this Agreement that are not based on sales or percentage of sales in good faith to determine whether such payments should be increased to reflect inflation or other factors, taking into account the economic terms and nature of the Program and the relationship between the parties, but in no event shall the parties fail to raise such payments in an amount that reflects the CPI increase for such year.

     7.2 In-Store Payments Contribution. No later than fifteen days after the end of each calendar month, Sears shall present to Purchaser a statement containing the number of In-Store Payments accepted by Sears and its Affiliates during that month, and Purchaser shall pay to Sears, no later than ten days after receipt of such statement, an In-Store Payment contribution calculated in accordance with Exhibit K.

     7.3 Merchant Discount. The Merchant Discount in any given month shall be calculated in accordance with Exhibit K.

     7.4 Over-Limit Fees. Over-limit fees shall be calculated in accordance with Exhibit K.

     7.5 Special Credit Card Programs. Sears and Purchaser agree as follows with respect to the Special Credit Card Programs:

     (a)  Zero Percent Financing. Sears may, at its sole discretion, continue to offer Zero Percent Financing promotions to Sears Customers, and Purchaser shall support such programs, in accordance with Exhibit J.

     (b)  Sears Card Events. For so long as Sears shall continue to offer a minimum of four Sears Card Events per year, Purchaser shall be responsible for all promotional and marketing costs, including advertising, incurred by Sears in connection with such Sears Card Events, in accordance with Schedule 7.1. Sears shall present an invoice for such promotional and marketing costs, together with reasonable supporting detail, after each Sears Card Event, and Purchaser or its Affiliates shall pay the invoiced amounts to Sears no later than fifteen days following the receipt of such invoice. Sears may propose to Purchaser alternative ways to spend the marketing funds allocated by Purchaser to Sears Card Events.

     (c)  POS Incentives. The parties may provide POS Incentives in accordance with Exhibit K.

     (d)  Future Programs. The parties may mutually agree in writing to change existing or to offer new Special Credit Card Programs on terms mutually agreeable to the parties.

     7.6 Customer Value Propositions. Purchaser shall be responsible for and shall fund the Customer Value Propositions; provided, that Purchaser shall not include any merchant (other than any merchant that is included as of the Effective Date) that competes with the sale of Merchandise as a redemption partner under the Customer Value Propositions without the prior approval of Sears. Purchaser shall honor all existing obligations under Customer Value Propositions, including any rewards earned by Cardholders prior to the Effective Date.

     7.7 Promotional Cards. Sears may, from time to time, ask Purchaser to manufacture and provide promotional cards bearing the Sears Licensed Marks, such as the Sears Gift Card, the Craftsman Card and the Associate Discount Card, and Purchaser shall manufacture and provide such promotional cards and be entitled to reimbursement of its Cost to manufacture and provide such promotional cards.

     7.8 Set Off Right. All undisputed amounts due from one party to the other under this Agreement, the Licensing Agreement or the Merchant Agreement may be set off against undisputed amounts due from the other party; provided, however, that offset against amounts owing under Section 3.2 of the Merchant Agreement are limited to 5% of each day’s in-store Sears Credit Card purchases and in no case shall be in the aggregate for any 12-month period greater than 5% of the amount of annual in-store Sears Credit Card purchases as of the last date such amount was measured. Any such offset shall be accompanied by a written statement specifying the offset and how it was determined.

ARTICLE VIII

ADDITIONAL COVENANTS

     8.1 Compliance with Law; Policies. Each of Purchaser, Sears and Sears IP Sub shall comply with all applicable Law and the Program Plans and Policies in connection with the Program and the performance of each of its obligations hereunder.

     8.2 Cardholder Surveys. As of the Effective Date, Purchaser shall, at its expense, continue to perform and provide to Sears the Cardholder and Financial Products surveys used by Sears as of the Effective Date. Following the Effective Date, Purchaser may elect to migrate to different survey formats (which shall continue to be provided to Sears), so long as such new surveys provide Sears with a substantially similar level of information with respect to Cardholders and Financial Products Customers. In the event Sears identifies any material information that is not included in Purchaser’s survey, Purchaser shall, to the extent reasonably practicable, include such information in future surveys, unless the inclusion of such information is inconsistent with the nature of the parties’ relationship under the Program. Consistent with the results of the first six months of Cardholder surveys, the Program Committee may establish minimum standards of Cardholder satisfaction to be incorporated into the Service Standards. Purchaser shall make available to Sears such surveys and all associated working papers promptly following completion thereof. Nothing herein shall affect Sears’ right to conduct its own surveys of Cardholders or Financial Products Customers, at Sears’ cost. Sears may also perform credit research on behalf of Purchaser, as may be agreed by the parties from time to time.

     8.3 Reports; Monitoring Rights. (a) As of the Effective Date, Purchaser shall, at its expense, continue to produce and provide to Sears the reports with respect to profitability, other performance metrics and the operations of the Program used by Sears as of the Effective Date. Following the Effective Date, Purchaser may elect to migrate to different report formats (which shall continue to be provided to Sears), so long as such new reports provide Sears with a substantially similar level of information with respect to profitability, other performance metrics and the operations of the Program. In addition to the reports described above, Purchaser shall also provide to Sears any customized reports reasonably requested by Sears from time to time. In the event Sears identifies any material information that is not included in Purchaser’s standard reports, Purchaser shall, to the extent reasonably practicable, include such information in future reports, unless the inclusion of such information is inconsistent with the nature of the parties’ relationship under the Program.

     (b)  Sears may, from time to time, have a reasonable number of its employees or representatives present at the offices of Purchaser at which services hereunder are provided to monitor Purchaser’s activities with respect to the Program, including through monitoring of phone conversations between Purchaser’s employees and Cardholders and Financial Products Customers, and Purchaser shall also grant Sears remote access to perform such monitoring at Sears’ request; provided, that any such activity by Sears shall be subject to, and conducted in compliance with, applicable Law and Purchaser Policy, and shall be conducted in a manner that shall not unreasonably impede Purchaser’s ordinary course of business Purchaser’s ability to meet its obligations hereunder.

     8.4 Systems Interface; Mail Forwarding.

     (a)  Purchaser and Sears shall use all reasonable best efforts to establish and maintain appropriate interfaces between their respective marketing, administrative, data and customer information, authorization, point of sale, application processing, financial, technical support and other systems, including systems maintained by third party providers on behalf of a party hereto, in order to facilitate the efficient performance by Sears and Purchaser of their respective obligations under the Program Related Agreements.

     (b)  Any correspondence received by either party that is intended for the other party shall promptly be forwarded via U.S. mail to the address designated in writing by such other party; provided, however, that Sears shall use its reasonable best efforts to forward any Sears Credit Card payments or correspondence pertaining to a billing dispute received by Sears to Purchaser, at Purchaser’s cost, via overnight courier, within three Business Days of receipt. In addition, the parties shall mutually agree upon a call handoff procedure for any calls received by either party that are intended for the other party.

     8.5 Acquiring New Business. (a) In the event that Sears or its Subsidiaries acquires, directly or through merger, acquisition or other combination or similar event, from third parties any retail business, including for purposes of this Section 8.5, Sears Canada, Sears Mexico, and any other retail business in Canada or Mexico that would be a “Store” hereunder (each, a “New Business”) and any associated proprietary or other credit card accounts and accounts receivable (that would be covered by the definition of Accounts Receivable had they been issued hereunder) including any associated program rights whether it has a program in-house or with a third party (a “New Portfolio”), Sears shall (i) use reasonable best efforts to offer or cause to be offered to Purchaser the opportunity to participate in the related due-diligence process for purposes of assisting in development of an appropriate valuation for the New Portfolio; and (ii) permit Purchaser to make, no later than 10 Business Days prior to the time Sears is required to make an offer with respect to the New Portfolio, an offer to purchase the New Portfolio and add the New Portfolio to the Program. Unless the New Business is subject to an agreement that would prohibit such actions or that would prohibit the addition of the New Portfolio to the Program (a “Conflicting Agreement”), Sears may accept or reject such offer in its commercially reasonable discretion. If the New Business is subject to a Conflicting Agreement, Section 8.5(c) shall govern. If Sears accepts such offer, Sears shall convey or cause to be conveyed to Purchaser, either simultaneously with or promptly following the closing of the acquisition of the New Business or the acceptance of such offer, the New Portfolio, in exchange for payment by Purchaser to Sears of the agreed-upon amount and on such other terms as agreed between Sears and Purchaser and such New Business and New Portfolio shall be subject to the Program. For the avoidance of doubt, in the event the New Business does not have a New Portfolio, any applicable products with respect to such New Business shall be treated as Additional Products.

     (b)  If Purchaser elects not to make an offer under Section 8.5(a), or if Sears rejects such offer, Sears (or an affiliate of Sears or a third party designated by Sears) shall have the right to sell to a third party or retain the New Portfolio and, in either case, to operate and service the New Portfolio outside the Program (which, for the avoidance of doubt, shall not be deemed to violate any provision of the Program Related Agreements), subject to this Section 8.5(b); provided, however, that if Sears intends to sell the New Portfolio to a third party, Sears shall request a written offer describing the premium amount proposed to be paid for the New Portfolio and the present value of the payments expected in connection with the program agreement related thereto. Sears shall promptly deliver such written offer to Purchaser. Purchaser may, within 45 days of receipt of such written notice, elect to purchase the New Portfolio and include the New Portfolio in the Program on terms no less favorable in the aggregate than those set forth in the written offer of such third party described above. Upon delivery by Purchaser of a written notice to Sears that Purchaser elects to purchase the New Portfolio and add it to the Program on terms that, in the reasonable judgment of Sears, are no less favorable in the aggregate than those contained in the written notice, Sears shall sell such New Portfolio to Purchaser, and Purchaser shall add it to the Program. If Purchaser does not deliver its written notice to purchase the New Portfolio within such 45-day period, Sears may engage a third party to purchase the New Portfolio and to service the New Portfolio outside the Program on terms no less favorable than those set forth in the written notice provided above. Any change that is unfavorable to Sears in the material terms of any written notice provided to Purchaser shall be deemed a new offer subject to acceptance by Purchaser in accordance with this Section 8.5(b).

     (c)  If Purchaser and Sears agree to add the New Portfolio to the Program, but the New Business is subject to a Conflicting Agreement, Sears shall use its best efforts to terminate such Conflicting Agreement as soon as practicable, including by either (A) terminating such Conflicting Agreement prior to its scheduled expiration without a breach (at Purchaser’s option and expense (including through the payment of any termination fees or liabilities), including, at Purchaser’s option, as part of an offer by Purchaser to purchase the New Portfolio); or (B) providing notice of non-renewal of such Conflicting Agreement. In the event such Conflicting Agreement cannot be terminated as set forth above, the New Portfolio shall remain outside the Program. At such time as the Conflicting Agreement is no longer in effect (but subject to any terms of such agreement), Section 8.5(a) shall apply.

     (d)  For the avoidance of doubt, the provisions of this Section 8.5 are not intended to affect any party’s termination rights under this Agreement.

     8.6 Disposition of Stores. (a) Sears and its Affiliates shall have the right at any time and from time to time to:

          (i) (A) sell an existing chain or other group of separately identifiable Stores, including through the sale of a division or Subsidiary of Sears (“Sold

          Chain Stores”), or (B) sell all Stores within a Metropolitan Statistical Area, whether individually or in a group, including through the sale of a division or Subsidiary of Sears (“Sold Area Stores” and together with the Sold Chain Stores, “Disposed Stores”). In connection with any such disposition, Sears or its designee shall have the right, at its election, exercisable no later than 30 days following the transaction by which the Stores are disposed, to purchase from Purchaser, upon at least twenty Business Days’ written notice, (x) in the case of Sold Chain Stores, the Sears Proprietary Cards branded with the Marks of the Sold Chain Stores (provided, that such Marks are not successor Marks to “Sears”) and all Accounts and associated Accounts Receivables that are attributable to such Sears Proprietary Cards; and (y) in the case of Sold Chain Stores or Sold Area Stores, any other Accounts for which at least 90% of the purchase activity (measured by the number of transactions in the preceding twelve months) is attributable to such Sold Chain Stores or to such Sold Area Stores, as applicable, along with the associated Accounts Receivable (collectively, the “Attributable Assets”), at a price equal to the fair market value of such Attributable Assets as determined by Sears and Purchaser and, in the event such parties are unable to agree, the fair market value shall be determined pursuant to the appraisal procedures set forth in Section 13.5, mutatis mutandis (but not employing the concept of Minimum Repurchase Price); and

          (ii) close or sell one or more existing Stores other than as described above in (i), in Sears’ sole discretion.

     (b)  Disposed Stores shall no longer be “Stores” subject to the Program, and the purchaser of the Disposed Stores shall have the right to offer any product, including Credit Cards, to the customers of such Disposed Stores. Any purchaser of Disposed Stores as contemplated by this Section may, but shall not be required to, contract with Purchaser for continued servicing of the Attributable Assets on mutually agreeable terms.

     (c)  Upon a purchase of Attributable Assets by a third party pursuant to Section 8.6(a), Purchaser’s rights to use Cardholder Information for such Accounts and the Cardholders associated therewith shall cease.

     (d)  In the event Sears does not exercise its purchase right under Section 8.6(a)(i), Purchaser may convert such Accounts to a different product that has a brand that does not compete with Sears. In the event Sears closes or sells (other than as contemplated under Section 8.6(a)(i)) one or more, but not all, existing Stores, Purchaser may convert any Account to a new product that has a brand that does not compete with Sears, if (i) 90% of the purchase activity (measured by the number of transactions in the preceding twelve months) on such Account is attributable to such closed or sold stores; and (ii) (A) such Account has had six transactions during the twelve-month period prior to such closing or sale and is inactive for the six month period following such closing or sale or (B) such Account has had fewer than six transactions during the twelve month period prior to such closing or sale and is inactive for the twelve month period following such closing or sale. In the event Sears closes all Stores in a Metropolitan Statistical Area, Purchaser may convert any Account attributable to such closed stores, with a billing addresses in such Metropolitan Statistical Area, to a new product which has a brand that does not compete with Sears.

     (e)  Notwithstanding anything to the contrary contained in this Section 8.6, nothing contained this Section 8.6 shall or shall be deemed to preclude Purchaser from (i) transferring any Sears Repurchase Assets to a wholly-owned Subsidiary of Citigroup; provided, however, in such case that such Subsidiary is reasonably capable of performing the obligations of Purchaser hereunder; provided, further, that Purchaser shall remain obligated and liable to Sears without diminution of such obligation or liability (or the other party’s rights or benefits) by virtue of such assignment and references to Purchaser hereunder shall include such assignee or (ii) transferring any portion of Accounts or Accounts Receivable in connection with a secured financing transaction contemplated under Section 13.5(e).

     8.7 Responsibilities of Sears. In addition to its obligations specifically identified elsewhere in this Agreement, Sears agrees that, during the Term of this Agreement, it will:

     (a)  continue to (i) have its Store employees market and support the Program; and (ii) train its Store employees, at levels consistent with Sears’ current practices, except as otherwise contemplated by the Program Related Agreements or as decided by the Program Committee;

     (b)  market, support and promote the Program to Stores and Partner Merchants;

     (c)  maintain, invest in and improve on its point-of-sale systems and equipment necessary to support the Program in accordance with Section 3.2;

     (d)  promptly refer to Purchaser any customer complaints regarding a Sears Credit Card; and

     (e)  comply with all Laws applicable to Sears under this Agreement.

     8.8 Reserves. If Sears (i) fails to maintain a senior unsecured long-term debt rating of at least B+ from Standard & Poor’s Ratings and B1 from Moody’s Investors Service at a time when such ratings for Sears are being published; (ii) fails to maintain a Fixed Charge Ratio of at least 2.0x for two consecutive calendar quarters; or (iii) allows a violation of a material covenant in any bank credit agreement of Sears to remain uncured for 90 days, then Purchaser may establish reserves on its books that shall be funded by Sears for Sears’ contingent liabilities relating to the performance of its duties under the Program (i.e., non-delivery of Merchandise, timely processing of In-Store Payments, warranty obligations, credit returns, chargebacks or other such similar obligations under the Program), which reserve shall not exceed 2.5% of the amount of annual in-store Sears Credit Card purchases as of the last date such amount was measured. Purchaser may access and use such reserves at its discretion to discharge Sears’ obligations under the Program. At Sears’ option, it may satisfy the reserve obligation by delivery to Purchaser of an irrevocable standby letter of credit in favor of

Purchaser from a financial institution other than Citigroup that is at least rated A by Standard & Poor’s Ratings and at least A2 from Moody’s Investors Service. In the event a reserve has been established pursuant to this Section 8.8, Sears may, upon notice to Purchaser that none of the conditions identified in (i) through (iii) above have existed for a period of 120 consecutive days, request, and Purchaser shall not unreasonably withhold its consent to, the elimination of the reserve or return of the letter of credit, as applicable. Sears shall, within 45 days of the end of each calendar quarter, provide Purchaser with a certificate stating whether Sears is in compliance with its obligations under this Section 8.8.

     8.9 Change in Sears’ Condition. In the event that (i) Merchandise sales measured during any twelve-month period from those Stores and Third Party Sears Merchant stores that are substantially similar in format or concept to the Stores and Third Party Sears Merchant stores that existed as of the Effective Date (“Sears Merchandise Sales”) are less than the Merchandise Decline Amount; or (ii) that portion of Sears Merchandise Sales representing sales of hard-line goods (e.g., appliances, tools, electronics, furniture), measured during any twelve-month period (“Sears Hard Line Sales”), are less than the Hardline Decline Amount, in either case for reasons other than General Conditions (the occurrence of either or both events, a “Significant Sales Contraction”) and that portion of Sears Merchandise Sales that were charged on a Sears Credit Card are less than the Sales Contraction Amount during the same twelve-month period (“Credit Sales Contraction”), then Purchaser may give notice to Sears of Purchaser’s desire to negotiate in good faith modifications to the terms of this Agreement, with the specific goal of modifying this Agreement such that Purchaser earns additional profits representing what it would have earned on the smaller of (A) the Merchandise Decline Amount less the Sears Merchandise Sales and (B) Hardline Decline Amount less the Sears Hard-Line Sales, assuming for purposes of such calculation that the Significant Sales Contraction had not occurred, and covering the time period beginning on the later of the date of the beginning of such Significant Sales Contraction and the date of the beginning of such Credit Sales Contraction, and ending on the date when such Significant Sales Contraction is no longer occurring or such Credit Sales Contraction is no longer occurring (such beginning and ending times being deemed to occur at the beginning or the end, respectively, of the month in which such condition is met). Purchaser shall specify the date on which the negotiations shall begin, which date shall be not less than ten nor more than 30 Business Days after the date on which such notice is given, and Purchaser and Sears shall have 180 calendar days to negotiate mutually agreeable changes to this Agreement (the “Negotiation Period”). During negotiations, the parties will take into account trends, and shall take into account the possibility that the conditions in the next sentence have been met. In the event that the Significant Sales Contraction and Credit Sales Contraction described above have been reversed, and remain so for a period of six months or more, Sears may request that Purchaser engage in good faith renegotiation of the previously negotiated terms, taking into account Sears performance under this provision. Concurrent with the delivery of the notice by Purchaser to Sears, Purchaser’s obligation to pay the amounts under the caption “Growth Incentives” on Schedule 7.1 shall cease, unless and until such time as the parties agree upon changes to this Agreement. If Purchaser and Sears are unable to agree on changes to this Agreement before the end of the Negotiation Period, the Agreement shall terminate at the end of the Negotiation Period and Sears shall have the right, by election within 120 days after termination, to acquire the Sears Repurchase Assets in accordance with Article XIII. If Sears does not exercise its Repurchase Option under this Section 8.9, the Sears Repurchase Assets shall be treated as specified in 13.6(b). The parties agree that failure, after good-faith negotiation, to reach agreement during the Negotiation Period shall not be subject to arbitration under Section 14.24 in lieu of the termination set forth in this Section 8.9.

ARTICLE IX

CONFIDENTIALITY

     9.1 Confidential Information. During the Term and after its expiration or termination, except as expressly set forth in this Agreement, all materials and information supplied by Sears or Purchaser, or their respective Affiliates or representatives, to the other (or their Affiliates or representatives), or observed or otherwise obtained by one such party, in the course of the negotiation of this Agreement and each party’s performance of its obligations hereunder, including information concerning the content and/or conduct of any aspect of the respective businesses of Purchaser or Sears, a party’s assets, properties, operations, business strategic objectives, methods of operation, marketing plans or techniques, technological specifications and developments, employee and business relationships, customer lists, Cardholder Information, Credit Policy and each party’s financial results and the terms of this Agreement are confidential and proprietary to the disclosing party (collectively, the “Confidential Information”). Confidential Information does not include any information that (a) was known to the receiving party at the time of disclosure or was developed independently by such party without violating the terms hereof; (b) is generally available to and known by the public at the time of disclosure (other than as a result of a disclosure directly or indirectly by the party or parties restricted from disclosing such information under this Section 9.1); (c) is in the public domain at the time of disclosure or becomes part of the public domain after disclosure (other than as a result of disclosure directly or indirectly by the party or parties restricted from disclosing such information under this Section 9.1); or (d) is disclosed to the receiving party by a third party that is not prohibited by Law or agreement from disclosing the same.

     9.2 Protection of Confidential Information. Confidential Information shall be used by each of Sears and Purchaser, and their respective Affiliates, solely in the performance of its obligations or the exercise of its rights pursuant to this Agreement. In connection with actions taken by Purchaser or Sears as part of the Program, either Purchaser or Sears may disclose to their permitted contractors any of the Confidential Information that is reasonably necessary for such permitted contractors to perform their duties with respect to the Program; provided, however, that Purchaser or Sears, as applicable, shall first have required their respective permitted contractors to sign a confidentiality agreement in form and substance reasonably suited to implementing the purposes of this Section 9.2. Each party shall be responsible for causing its permitted contractors to maintain the confidentiality of the Confidential Information. Each party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except that nothing in this Section 9.2 shall prohibit Purchaser or Sears from disclosing the Confidential Information (i) to its respective accountants, independent auditors or attorneys as necessary to execute their professional responsibilities, or to federal, state or other regulatory authorities having jurisdiction over Purchaser or Sears, as applicable, as required by law, regulation or order having the force of law; (ii) to those of its respective employees, officers, directors, or, subject to the requirement of an executed confidentiality agreement as described above, contractors who reasonably require access to such Confidential Information to carry out the purposes of this Agreement; (iii) in response to interrogatories, subpoenas, civil investigative demands, applicable laws or compulsory process, provided, that the disclosing party shall provide notice of such intended disclosure to the other party and afford the other party an opportunity to intervene in such process in order to request confidential treatment of such information; and (iv) as agreed upon in writing by the other party, or as otherwise authorized by this Agreement. Each of Sears and Purchaser shall take all reasonable steps and implement appropriate measures consistent with applicable Law to safeguard Confidential Information that is disclosed to it and its Affiliates or representatives and to ensure that no unauthorized Person shall have access to any Confidential Information. Each party shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of the other party of which it becomes aware. Upon request or the expiration or termination of this Agreement, except as expressly set forth in this Agreement, each party shall return to the other party all of the other party’s Confidential Information that is in its possession or control. No disclosure by a party hereto of such party’s Confidential Information shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the disclosing party.

     9.3 Confidentiality of Cardholder Information. During the Term and after the expiration or termination of this Agreement, except as otherwise provided herein, Purchaser shall not (i) transfer, sell or disclose to any other Person, any Cardholder Information or any other data on Sears Customers learned by Purchaser as a result of the Program, except to any of Purchaser’s Affiliates, or in connection with cross-marketing or other activities permitted under this Agreement; or (ii) use or permit the use of all or a portion of any Cardholder Information or such customer data for any purpose other than to carry out its obligations or to exercise its rights under the Program Related Agreements or the Purchase Agreement.

     9.4 Permissible Disclosures. This Article IX shall not restrict (i) the disclosure by Purchaser of information relating to its relationship with a Cardholder to a credit reporting agency (consistent with applicable Law); (ii) the disclosure by Purchaser of information to any Credit Card processor or by Purchaser or Sears to any other subcontractor or vendor who requires such information in order to carry out its duties in relation to the Program; (iii) the disclosure of information by Purchaser or Sears to their respective auditors or to regulators; or (iv) the disclosure contemplated by Section 4.6(f) or 13.5(a), subject, in each such case, to appropriate confidentiality restrictions no less restrictive than those contained in this Article IX. Notwithstanding anything to the contrary herein, any party to this Agreement (and any Affiliate, employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (each as defined in Treasury Regulation Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure (but no other details regarding matters covered by this Agreement, including the identities of the parties).

     9.5 Perfection. Notwithstanding anything to the contrary contained herein, Purchaser may file any documents that Purchaser reasonably deems necessary to perfect Purchaser’s ownership of the Accounts. Sears shall cooperate with Purchaser in connection with any such filings.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

     10.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following as of the date hereof:

     (a)  Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the United States, and is in compliance with its articles of incorporation and bylaws. Purchaser is a member in good standing of the Card Association.

     (b)  Capacity; Authority; Validity. Purchaser has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement has been duly executed and delivered by Purchaser, constitutes the valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

     (c)  Conflicts; Defaults. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated herein by Purchaser, shall (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, the terms of any contract, instrument or commitment to which Purchaser is a party or by which Purchaser is bound; (ii) violate the certificate of incorporation, bylaws, or any other equivalent organizational document of Purchaser; or (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which Purchaser is a party or by which it is bound, other than, in the case of (i) above, breaches, defaults or accelerations that would not prevent or reasonably be expected to prevent Purchaser from executing this Agreement or impact Purchaser’s compliance with the terms of this Agreement. Purchaser is not subject to any agreement (x) requiring fundamental changes in the operation of the Program; and (y) with any Governmental Authority that would prevent the consummation of the transactions contemplated by, or its ongoing performance of, the Program Related Agreements.

     (d) Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any Governmental Authority to which Purchaser is a party and by which it is bound, that would reasonably be expected to prevent Purchaser’s compliance with the terms of this Agreement.

     (e) No Consents, Etc. No consent of any Person (including any stockholder or creditor of Purchaser) and no consent, license, permit, approval, authorization or exemption by notice of, report to or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery of this Agreement by Purchaser, the validity of this Agreement with respect to Purchaser, the enforceability of this Agreement against Purchaser, the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations hereunder.

     (f) Sharing of Cardholder and Other Information. The current policies of Purchaser permit Purchaser to enter into the covenants contained in the Program Related Agreements that relate to the sharing of Cardholder Information or any other data on Purchaser’s customers.

     10.2 Representations and Warranties of Sears. Each of Sears and Sears IP Sub, respectively, hereby represent and warrant the following as of the date hereof with respect to itself:

     (a) Organization. Sears is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is in compliance with its articles of incorporation and bylaws. Sears IP Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in compliance with its articles of incorporation and bylaws.

     (b) Capacity; Authority; Validity. Each of Sears and Sears IP Sub has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Sears and Sears IP Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sears and Sears IP Sub, and this Agreement has been duly executed and delivered by Sears and Sears IP Sub, constitutes the valid and binding obligation of Sears and Sears IP Sub and is enforceable in accordance with its terms.

     (c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Sears and Sears IP Sub, nor the consummation of the transactions contemplated herein by Sears and Sears IP Sub, shall (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of any contract, instrument or commitment to which Sears or Sears IP Sub is a party or by which Sears or Sears IP Sub is bound; (ii) violate the certificate of incorporation, bylaws, or any other equivalent organizational document of Sears or Sears IP Sub; or (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which Sears or Sears IP Sub is a party or by which Sears and Sears IP Sub is bound, other than, in the case of (i) above, breaches, defaults or accelerations that would not prevent or reasonably be expected to prevent Sears or Sears IP Sub from executing this Agreement or impact Sears’ or Sears IP Sub’s compliance with the terms of this Agreement. Neither Sears nor Sears IP Sub is subject to any agreement (x) requiring fundamental changes in the operation of the Program; and (y) with any Governmental Authority that would prevent the consummation of the transactions contemplated by, or its ongoing performance of, the Program Related Agreements.

     (d) Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any Governmental Authority to which Sears or Sears IP Sub is a party and by which it is bound, that would reasonably be expected to prevent Sears and Sears IP Sub’s compliance with the terms of this Agreement.

     (e) No Consents, Etc. No consent of any person (including, without limitation, any stockholder or creditor of Sears or Sears IP Sub) and no consent, license, permit, approval, authorization or exemption by notice of, report to or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery of this Agreement by Sears and Sears IP Sub, the validity of this Agreement with respect to Sears and Sears IP Sub, the enforceability of this Agreement against Sears and Sears IP Sub, the consummation by Sears and Sears IP Sub of the transactions contemplated hereby, or the performance by Sears and Sears IP Sub of its obligations hereunder.

     (f) Intellectual Property Rights. Sears and its Subsidiaries own the Sears Licensed Marks and have the authority to grant the license to Purchaser pursuant to the Licensing Agreement to use the Sears Licensed Marks. The use by Purchaser of the Sears Licensed Marks in the Licensed Territory during the term of the Licensing Agreement, as set forth therein, will not dilute those Marks and will not infringe on the Intellectual Property rights of any third party or any right of privacy.

     (g) Sharing of Cardholder and Other Information. The current policies of Sears permit Sears to enter into the covenants contained in the Program Related Agreements that relate to the sharing of Cardholder Information or any other data on Sears Customers.

ARTICLE XI

INDEMNIFICATION

     11.1 By Sears. Sears shall be liable to and shall indemnify, defend and hold harmless, Purchaser and its Affiliates and their respective directors, officers, employees and permitted assigns from and against any Losses arising out of, connected with or resulting from the following, to the extent not caused by any act or omission of Purchaser or its Affiliates:

     (a) any Merchandise of a Sears Covered Party (including any product liability or warranty claim with respect thereto), whether or not the purchase of which was financed by an Account;

     (b) the sale of any Merchandise of a Sears Covered Party, including any and all advertising, promotions, marketing programs or documents for such Merchandise;

     (c) any misrepresentation or unauthorized representation to third parties by employees of Sears or its Affiliates or Sears Covered Party made in connection with the Program;

     (d) any act, or omission where there was a duty to act, by Sears, its Affiliates or Sears Covered Party or their respective employees, officers, directors, shareholders or agents hired by either Sears or any of its Affiliates, relating to an Account or any Accounts Receivable relating thereto;

     (e) any material breach by Sears or its Affiliates of a covenant, representation or warranty herein, in the Merchant Agreement or the Licensing Agreement;

     (f) the failure of Sears, its Subsidiaries, Affiliates or Sears Covered Party to comply with applicable Law; or

     (g) any third party claim, action, suit or proceeding (“Claim”) arising out of or relating to any infringement, inducement of infringement, dilution, misappropriation or other violation of any third party Intellectual Property arising from (A) the materials or directions provided by Sears in connection with the Program, unless (i) such Claim arises from any action of Sears taken at Purchaser’s direction; (ii) Purchaser modified the materials provided by Sears without Sears’ prior written consent; or (iii) Purchaser failed to follow Sears’ instructions with respect to the materials provided by Sears or (B) services provided by Sears in connection with the Program.

     11.2 By Purchaser. Purchaser shall be liable to and shall indemnify, defend and hold harmless Sears, and its Subsidiaries and Affiliates and their respective directors, officers and employees and permitted assigns from and against any Losses arising out of, connected with or resulting from following, to the extent not caused by any act or omission of Sears or its Affiliates:

     (a) any products and services offered by Purchaser and its Subsidiaries and Affiliates;

     (b) any act or omission where there was a duty to act, by Purchaser or its Affiliates or any of their respective employees, officers, directors, shareholders or agents hired by Purchaser or its Affiliates relating to an Account or an Accounts Receivable;

     (c) any misrepresentation or unauthorized representation to third parties by employees of Purchaser or its Affiliates made in connection with the Program;

     (d) any material breach by Purchaser or its Affiliates of a covenant, representation or warranty herein or in the Merchant Agreement or the Licensing Agreement;

     (e) the failure of Purchaser or its Affiliates to comply with any Laws applicable to Purchaser or its Affiliates; or

     (f) any third party Claim arising out of or relating to any infringement, inducement of infringement, dilution, misappropriation or other violation of any third party Intellectual Property arising from (A) the materials provided by Purchaser in connection with the Program, unless (i) such Claim arises from any action of Purchaser taken at Sears’ direction; (ii) Sears modified the materials provided by Purchaser without Purchaser’s prior written consent; or (iii) Sears failed to follow Purchaser’s instructions with respect to the materials provided by Purchaser, (B) services provided by Purchaser in connection with the Program or (C) the use by Sears of the Licensed Purchaser Marks.

     11.3 Procedures for Indemnification. (a) (i) In the event any claim is made, any suit or action is commenced, or any knowledge is received of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified Party”) by the other party (“Indemnifying Party”), the Indemnified Party will give written notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint; provided that failure to give timely notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is actually prejudiced thereby. Such written notice shall describe such claim in reasonable detail including the sections of this Agreement which form the basis for such claim. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expense of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts that may give rise to a right of indemnification hereunder.

          (ii) Notwithstanding the foregoing, in the event that any party becomes aware of any actual or threatened infringement of any of the Sears Licensed Marks or the Licensed Purchaser Marks, such party shall promptly notify in writing the owner of such Intellectual Property. As among the parties hereto, such owner shall then have the sole and exclusive right, but not the obligation, to initiate action in order to remedy the infringement at its expense and to retain any recovery therefrom. Upon the Mark owner’s request, the other parties hereto shall cooperate with such owner in connection with such action, but at the expense of such owner.

     (b) Subject to the terms hereof, the Indemnifying Party shall have the right to defend, or to direct the defense of, any such suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via facsimile transmission, with a copy by mail, within thirty days (or sooner, if the nature of the claim so requires) of having been notified pursuant to Section 11.3(a), whether the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. If the Indemnifying Party does not timely notify the Indemnified Party of its election to assume the defense (after a second notice has been given any time within or after the time period described above), the Indemnifying Party shall be bound by any determination in such suit, claim or proceeding or any compromise or settlement effected by the Indemnified Party, provided that the Indemnified Party shall not compromise or settle a suit, claim or proceeding that includes an admission of liability of the Indemnifying Party or seeks any material non-monetary relief, without the written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party); or (iii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action within a reasonable time after electing to assume the defense thereof, and in any of such events such reasonable fees and expenses shall be borne by the Indemnifying Party.

     (c) The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) that includes an admission of liability of the Indemnified Party or seeks any material non-monetary relief, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Any final judgment or decree entered in any claim, suit or action for which the Indemnifying Party did not assume the defense in accordance herewith shall be deemed to have been consented to by, and shall (subject to the other provisions hereof) be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such claim, suit or action, or with regard to such claim, suit or action by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article XI.

     (d) Amounts owing under this Article XI shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability; provided, however, that, if the Indemnifying Party notifies the Indemnified

Party within 30 days of receipt of such demand that it disputes its obligations to indemnify and the parties are not otherwise able to reach agreement after completing the escalation provisions set forth in Section 14.23, the controversy shall be settled by binding arbitration pursuant to the provisions of Section 14.24.

     (e) The terms of this Article XI shall survive the termination of this Agreement.

ARTICLE XII

MERCHANT PROCEDURES

     12.1 Extension of Credit; Stores to Honor Sears Proprietary Card. Subject to (i) the Credit Limits applicable to each Account, (ii) the terms and conditions in the Account Agreement and (iii) the Credit Policy, Purchaser shall extend credit to holders of a Sears Credit Card in amounts set forth as the total for any purchase(s) reflected in Transaction Data received by Purchaser.

     12.2 Partner Merchants. (a) Each of Sears and Purchaser shall use its reasonable best efforts to have Purchaser and the Partner Merchants enter into merchant processing agreements substantially in a form reasonably agreed by Sears and Purchaser, as soon as reasonably practicable following the Effective Date, with Sears having the primary responsibility for contacting the Partner Merchants and forwarding the form of agreement. Sears and Purchaser shall cooperate in good faith to transition merchant processing with respect to Partner Merchants away from Sears, provided that Purchaser shall not be responsible for the payment of any merchant transaction fees.

     (b) Sears shall guarantee the obligations of the Third Party Sears Merchants.

     (c) Sears may in its sole discretion add additional Third Party Sears Merchants to the Program on then-current Program terms.

     (d) Additional Third Party Non-Sears Merchants may be added to the Program on terms that are mutually agreed to by the parties hereto acting through the Program Committee.

     12.3 In-Store Payments. The parties shall continue to support In-Store Payments. If Sears or its Affiliates shall receive any In-Store Payments, Sears shall, directly or through its Affiliates, be deemed to hold such In-Store Payments in trust for Purchaser until such payments are either delivered to Purchaser or applied to reduce amounts payable by Purchaser to Sears pursuant to the Merchant Agreement. Sears shall give or cause to be given to each Person making an In-Store Payment a receipt for such payment. In-Store Payments shall be credited to the Account of the relevant Cardholder as of the date of actual receipt by Sears or its Affiliates. In the event that In-Store Payments received by Sears and its Affiliates and creditable to Purchaser pursuant to the Merchant Agreement on any Business Day exceed amounts payable by Purchaser to

Sears on such Business Day, Sears shall be required to remit such excess to Purchaser no later than two Business Days thereafter or, if earlier, the date on which the Settlement Amounts (as defined in the Merchant Agreement) with respect to sales of Merchandise made on the same day that the In-Store Payment is received are paid to Sears under the Merchant Agreement. In the event that In-Store Payments paid by check are returned for insufficient funds, Purchaser will promptly reimburse Sears for the amount of any returned checks, any bank or other third party fees associated therewith, and any third party fees incurred by Sears in representing checks for payment; provided, however, that Sears shall comply with Purchaser’s reasonable instructions regarding the processing of such returned checks.

     12.4 Payments at Stores in Canada. To the extent a Sears Credit Card is accepted as payment for merchandise or services at Sears stores located in Canada, such transaction must be presented to Purchaser in U.S. Dollars. Sears shall perform all currency conversion in accordance with applicable Law and the terms of the applicable Account Agreements.

ARTICLE XIII

TERM AND TERMINATION

     13.1 Initial Term and Renewal; Proration. The initial term of this Agreement shall commence on the Effective Date, and shall continue, unless sooner terminated pursuant to Section 8.9, 13.2 or 13.3, until the tenth anniversary of the Effective Date (the “Initial Expiration Date”). This Agreement shall automatically renew for additional, successive seven-year terms unless either Sears or Purchaser delivers written notice of its election not to renew at least 24 months prior to (i) with respect to the initial term, the Initial Expiration Date; or (ii) with respect to any renewal term, the expiration date of such renewal term. The expiration or termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of a party hereto that may accrue prior to such expiration or termination or that, under the terms of this Agreement, continue after such expiration or termination. If the commencement, expiration or any earlier termination of this Agreement causes this Agreement to be in effect for any period less than a full calendar year, the financial obligations of the parties under this Agreement shall be prorated for that period of time that is less than a full calendar year.

     13.2 Termination by Sears. Sears may terminate this Agreement at any time upon the occurrence of any of the following events, by delivery of written notice of termination to Purchaser:

     (a) after a Bankruptcy Event with respect to Purchaser has occurred;

     (b) after Purchaser fails to perform any of its material obligations or breaches any of its material covenants hereunder or in the Licensing Agreement or Merchant Agreement in any material respect, and such failure or breach shall have continued unremedied for 90 days after delivery of written notice from Sears of its intention to terminate this Agreement absent remedy of such failure or breach within 90 days;

     (c) after a Purchaser Material Adverse Effect has occurred;

     (d) immediately prior to the time that Sears engages in a Combination with another Person (“Combining Person”) (but subject to the consummation of such Combination) that is subject to an agreement that would, if such Combination were consummated, prohibit the continuation of this Agreement following the Combination (“Combination Conflicting Agreement”); provided, that Sears has used best efforts to cause the Combining Person to (i) terminate such Combination Conflicting Agreement without a breach thereof, at Purchaser’s option and expense (including through the payment of any termination fees or liabilities); and (ii) amend such Combination Conflicting Agreement so that it is no longer a Combination Conflicting Agreement; provided, that in the event Sears elects to terminate this Agreement under this Section 13.2(d) but elects not to exercise the Repurchase Option, it shall, within 30 Business Days of such election, pay to Purchaser the Combination Termination Premium Amount;

     (e) Purchaser is no longer a wholly-owned Subsidiary of Citigroup, Purchaser Transfers all or substantially all of its assets to a Person that is not a wholly-owned subsidiary of Citigroup, or Citigroup Transfers all or substantially all of the assets of the credit card business operated by it and its Subsidiaries to a third party that is not a wholly-owned Subsidiary of Citigroup;

     (f) upon termination of the Purchase Agreement prior to the Closing;

     (g) upon the occurrence of a Major Service Event;

     (h) Purchaser fails to pay any amount owing under the Merchant Agreement (taking into account any permitted set-off payments) to Sears when due (except to the extent Purchaser is disputing such amount in good faith), and such failure to pay remains unremedied for two Business Days after delivery by Sears of a written demand therefor to Purchaser; or

     (i) upon mutual agreement with Purchaser.

     13.3 Termination by Purchaser. Purchaser may terminate this Agreement at any time upon the occurrence of any of the following events, by delivery of written notice of termination to Sears:

     (a) after a Bankruptcy Event with respect to Sears has occurred;

     (b) after Sears fails to perform any of its material obligations or breaches any of its material covenants hereunder or in the Licensing Agreement or Merchant Agreement in any material respect, and such failure or breach shall have continued unremedied for 90 days after delivery of written notice from Purchaser of its intention to terminate absent remedy of such failure or breach within 90 days;

     (c) after any material adverse change or effect on Sears, including as a result of a material permanent deterioration in Sears financial condition following the Effective Date, that is reasonably expected to have a material adverse impact on Sears’ retail profile, Purchaser or the Program, other than any change or effect arising from General Conditions;

     (d) upon termination of the Purchase Agreement prior to the Closing; or

     (e) upon mutual agreement with Sears.

     13.4 Effective Termination Date; Effect of Notice of Termination or Non-Renewal. (a) Effective Termination Date. The effective termination date of this Agreement (the “Termination Date”) shall be (i) in the event a notice of non-renewal is delivered pursuant to Section 13.1, the expiration date of the then-current term; (ii) in the event a notice of termination is delivered pursuant to Section 13.2 or 13.3 (other than pursuant to Section 13.2(a) or 13.3(a)), the date specified in such notice, which shall not be less than 90 days after the date notice of termination is received by the non-terminating party; and (iii) upon the occurrence of any event described in Sections 8.9 (that require termination), 13.2(a) or 13.3(a), immediately without requirement of any notice.

     (b) Continuing Performance. Subject to Section 13.6, Sears and Purchaser shall continue to perform their respective obligations under this Agreement through the later of the Termination Date or, if Sears has elected to exercise its Repurchase Option, the closing of the Repurchase Option (the “Renewal Termination Date”). During the period between (A) notice of termination or the date that is one year following non-renewal notice, as applicable; and (B) the later of the Termination Date or, if applicable, the Renewal Termination Date, (i) Purchaser shall have no new obligation to spend any additional amounts under the Marketing Plan or the Marketing Budget, other than existing requirements that cannot be terminated without a loss of service or value to Cardholders or Financial Products Customers and Sears’ obligations hereunder shall be reduced accordingly; (ii) neither Sears nor Purchaser shall solicit any Cardholders or any individual on the Cardholder List for any Credit Card (other than a Sears Credit Card) to replace a Sears Credit Card; and (iii) Sears and Purchaser shall mutually agree on all customer communications relating to termination of this Agreement; provided that Sears may not withhold its consent from any communications that Purchaser may be required by Law to make to Cardholders.

     (c) Provision of Information. Upon notice of termination or non-renewal, and upon request by Sears, Purchaser shall disclose to Sears, or any Person designated by Sears, information concerning the Accounts, excluding the terms of this Agreement (other than the provisions of Article XIII relating to the Repurchase Option), for purposes of determining whether to exercise the Repurchase Option and, upon exercise, for purposes of effectuating such exercise; provided that Sears shall first have obtained a written confidentiality agreement from each such Person in form and substance similar to the Confidentiality Agreement (as defined in the Purchase

Agreement). Purchaser shall cooperate with Sears and any such Person(s) in providing information concerning the assets, including the Accounts, that are included in the Sears Repurchase Assets.

     13.5 Repurchase of Assets Upon Termination or Expiration.

     (a) Repurchase Option. Upon any delivery of a notice of non-renewal pursuant to Section 13.1, or upon delivery of notice of termination of this Agreement pursuant to Section 13.2 or 13.3 or upon termination under Section 8.9, other than a notice of non-renewal delivered by Sears prior to the Initial Expiration Date, Sears shall have the option to purchase, or arrange for the purchase by another Person, from Purchaser (A) all (but not less than all) of the Accounts, along with all (but not less than all) of the Accounts Receivables originated under such Accounts (other than Accounts that have been charged-off, or have had electronic notice of bankruptcy or notice of fraud given), together with all related Account Documentation and other data, books and records and Cardholder Information that is in existence as of the date of such purchase; (B) subject to Section 3.3(e), all (but not less than all) of the Financial Products, together with all related Financial Products Documentation and other data, books and records and Cardholder Information that is in existence as of the date of such purchase (including, at Sears’ option, the stock of Sears Life Insurance Company); and (C) all (but not less than all) other assets, if any, including real property, equipment, furniture, fixtures and other tangible personal property that are primarily used in connection with the Program, as determined by Purchaser (collectively, the “Sears Repurchase Assets”), on the terms and conditions set forth in this Article XIII.

     (b) Repurchase Notice. Simultaneously with the delivery by Sears to Purchaser of a notice of non-renewal or termination for which Sears has a Repurchase Option, or within 180 days (or 120 days under Section 8.9) after delivery by Purchaser to Sears of a notice of non-renewal or termination for which Sears has a Repurchase Option, whichever is applicable, Sears shall notify Purchaser of whether it shall exercise the Repurchase Option. If Sears fails to timely deliver notice of exercise of the Repurchase Option to Purchaser, Sears shall be deemed to have elected not to exercise the Repurchase Option. Any notice of exercise of the Repurchase Option shall include the name of an Independent Appraiser selected by Sears.

     (c) Repurchase Price Determination. The purchase price (“Repurchase Price”) for the Sears Repurchase Assets will be determined in accordance with this Section 13.5(c). In the event the Agreement terminates pursuant to Sections 13.3(a) or (b) or 13.2(d) during the first ten years of the Term, the Repurchase Price will be equal to the greater of (x) the fair market value of the Sears Repurchase Assets (determined in accordance with the procedures outlined below); and (y) the Minimum Repurchase Price, each determined as of the Repurchase Closing Date. In all other cases, the Repurchase Price will be equal to the fair market value of the Sears Repurchase Assets (determined in accordance with the procedures outlined below), determined as of the Repurchase Closing Date. Upon receipt of notice of Sears’ election to exercise the Repurchase Option, Purchaser shall also nominate an Independent Appraiser and provide written notice of such nomination to Sears within 30 days of receipt of the exercise notice from Sears. Within fifteen days of the receipt of such nomination by the other party, each of Sears and Purchaser shall advise the other party that they either accept or challenge the other party’s selection of Independent Appraiser. In the event that either party objects to the Independent Appraiser nominated by the other party, the parties will negotiate in good faith to resolve such difference promptly and, in the event that no resolution is obtained within fifteen days after the date of notice of any objection to any nominated Independent Appraiser is given, either party may initiate arbitration proceedings pursuant to Section 14.24 herein. If both of the nominated Independent Appraisers are acceptable, each of Sears and Purchaser shall promptly retain their respective nominated Independent Appraisers and provide such information to both Independent Appraisers as is necessary to permit each of the Independent Appraisers to provide a valuation of the Sears Repurchase Assets no later than a date selected by the parties for such purpose (which date will be not later than 45 days after the date on which the parties have agreed on the designation of the Independent Appraisers); provided, that the information provided to both Independent Appraisers shall be identical. Such appraisals shall be performed on the basis of the assumptions set forth in Schedule 13.5(c). The fair market value shall be the average of the valuations received from the Independent Appraisers, and such averaged valuation shall not be subject to Section 14.24 and shall be final and binding on the parties and enforceable in any court having jurisdiction, unless the valuations made by the two Independent Appraisers differ by more than an amount equal to 2.5% of the lesser of the two valuations (such difference, “De Minimis Difference”). If the valuations made by the two Independent Appraisers differ by more than a De Minimis Difference, such Independent Appraisers will jointly select a third Independent Appraiser of recognized standing and experience in valuing credit card portfolios, who shall be retained jointly and compensated jointly and equally by Sears and Purchaser. If the two Independent Appraisers fail to jointly agree on a third Independent Appraiser within fifteen days of the receipt by both parties of the evaluation of the other party’s Independent Appraiser, at the request of any party, such Independent Appraiser shall be selected by the CPR within fifteen days of such request. Such third Independent Appraiser will provide a valuation of the Sears Repurchase Assets as of the appraisal date selected by the parties (as described above) using the same information that was made available to the initial two Independent Appraisers, and based upon the assumptions set forth in Schedule 13.5(c). If (i) the initial valuations delivered by the initial two Independent Appraisers differ by an amount equal to or less than 4% of the lesser of the two initial valuations; and (ii) the valuation delivered by the third Independent Appraiser is between the two initial valuations delivered by the initial two Independent Appraisers or differs from either of such valuations by any amount equal to or less than a De Minimis Difference, the fair market value will be the average of the three appraisals, and such averaged valuation shall be final and binding on the parties and enforceable in any court having jurisdiction. If (i) the initial valuations delivered by the initial two Independent Appraisers differ by an amount equal to or less than 4% of the lesser of the two initial valuations and the third appraisal is not between the two initial valuations delivered by the initial two Independent Appraisers and differs from both of such valuations by an amount greater than a De Minimis Difference; or (ii) the valuations delivered by the initial two Independent Appraisers differ by an amount greater than 4% of the lesser of the two initial valuations as of the appraisal date, the fair market value will be the average of the two valuations received from any two of the three Independent Appraisers that are closest in amount to each other, and the third valuation will be disregarded, and such averaged valuation shall not be subject to Section 14.24 and be final and binding on the parties and enforceable in any court having jurisdiction. The expenses of any Independent Appraiser nominated by Sears shall be borne by Sears and the expense of any Independent Appraiser nominated by Purchaser shall be borne by Purchaser.

     (d) Repurchase Agreement. After the purchase price for the Sears Repurchase Assets is established, Purchaser and Sears shall cooperate to negotiate in good faith a definitive purchase agreement (the “Repurchase Agreement”) upon terms, including conditions, representations, warranties and indemnities, that are customary and where applicable, substantially similar to the Purchase Agreement. Purchaser shall not unreasonably withhold or delay its execution of the Repurchase Agreement or any other documents necessary to effectuate such sale. The parties to the Repurchase Agreement shall use all reasonable best efforts to ensure that the closing date for such purchase (the “Repurchase Closing Date”) occurs as promptly as reasonably practicable following the execution thereof; provided, that the Repurchase Option shall expire in the event that the Repurchase Closing Date does not occur on or prior to the later of (A) eighteen months from the date of the Repurchase Agreement or (B) the Termination Date. Any buyer acting on behalf of Sears in the exercise of the Repurchase Option shall be bound by this subsection as if it were Sears.

     (e) Treatment of Securitized Assets. In the event that Purchaser has securitized or participated any of the Accounts, or the Accounts Receivables included therein, that are included in the Sears Repurchase Assets, the parties will cooperate to transfer such assets, or Purchaser’s interest in and servicing rights with respect to such assets, to Sears or its assignee on reasonable terms under a Repurchase Agreement, and the manner and terms of such transfer shall be taken into account in the determination of fair market value in connection with the determination of the Repurchase Price.

     (f) Orderly Transfer. Purchaser shall use all reasonable best efforts to assist Sears or its assignee to convert the processing and servicing of the Sears Repurchase Assets to Sears, its assignee or its processor, as the case may be, as soon as practicable after the Repurchase Closing Date. The parties to the Repurchase Agreement shall negotiate and enter into a transition services agreement, substantially in the form of the Transition Services Agreement, for Purchaser to service the Accounts until the conversion date occurs and for a period of up to one year at its election, any other services that may be reasonably necessary in connection with the Repurchase Agreement.

     (g) Solicitation. Without the prior written consent of Purchaser, Sears shall not, and shall cause its respective Affiliates not to, during the Term and for a period of one year from the expiration of the Term, and provided that no Repurchase Option has been exercised pursuant to Section 13.5 hereof, solicit, hire or cause to be solicited for employment (other than pursuant to any general circulation not specifically targeted to the employees of Purchaser), any individual who is an employee of Purchaser. Notwithstanding anything contained in this Section 13.5 to the contrary, Sears and its

Affiliates shall not be prohibited from soliciting for employment or hiring employee of Purchaser who have been terminated by Purchaser, and the parties agree that, upon exercise by Sears of a Repurchase Option, Sears may extend offers of employment to employees of Purchaser who are primarily dedicated to the Program.

     13.6 Treatment of Assets Upon Termination. (a) If Sears purchases, or arranges for the purchase of, the Sears Repurchase Assets, and the Repurchase Closing Date is to occur after the original date of expiration or termination of this Agreement, this Agreement shall be extended and shall remain in full force and effect until the Repurchase Closing Date; provided, that, commencing on the date of termination or expiration of the Agreement, (i) neither Purchaser (nor any Affiliate thereof or any third party on Purchaser’s behalf) shall solicit any Cardholder or Financial Products Customer for any products, including Credit Cards or General Financial Services Products; and (ii) Purchaser shall thereafter have no rights to use any Cardholder Information, Confidential Information or any other information supplied by Sears with respect to the Program or this Agreement, except to perform any obligations with respect to the servicing of the Accounts and Financial Product accounts as contemplated hereby.

     (b) In the event Sears does not purchase or arrange for the purchase of the Sears Repurchase Assets in accordance with this Agreement, from the date of termination or expiration of this Agreement, (i) Purchaser shall, within 180 days, cease to use the Sears Licensed Marks and shall not claim any right, title, or interest in or to the Sears Licensed Marks granted pursuant to this Agreement and the Licensing Agreement; (ii) Purchaser shall, within 180 days following such date (the “Post-Termination Period”), reissue at its expense new card plastics not bearing any Sears Licensed Marks for Accounts and shall substitute or cancel the Sears Proprietary Cards; (iii) during and after the Post-Termination Period, Purchaser shall not market the Program (provided, however, that Purchaser may conclude any solicitation that is required by applicable Law), and (iv) during and after the Post-Termination Period, (i) if substantially all Stores are no longer generally open to the public, Purchaser may treat the Accounts in any manner that it determines or (ii) in any other case, Purchaser may treat the Accounts in any manner it determines, but for four years following the termination or expiration of this Agreement, Purchaser shall have no right to use, or to permit an Affiliate or third party to use, any Cardholder Information or other information supplied by Sears with respect to the Program or this Agreement to market or promote a Credit Card or other General Financial Services Product to Cardholders together with a third party that offers the same categories of goods and services as Sears.

     13.7 Other Termination Provisions. If this Agreement terminates for any reason:

     (a) For the avoidance of doubt, it is understood that Sears shall be free to issue, by itself or through others, the Sears Credit Cards or any other Credit Cards, including Credit Cards bearing Sears Licensed Marks.

     (b) At the request of either Sears or Purchaser, the other party shall reasonably cooperate with such requesting party, at such requesting party’s expense, to the extent necessary to satisfy any Law applicable to such requesting party.

     (c) Sears and Purchaser shall mutually agree on all communications to Cardholders notifying them of the termination of the Program.

     13.8 Survival. The terms of Articles IX, X, XI and XIV, Sections 6.8, 8.1, 13.4, 13.5(a), (e), (f) and (g), 13.6, 13.7 and 13.8 shall survive the expiration or termination of this Agreement.

ARTICLE XIV

GENERAL

     14.1 Successors and Assigns. All terms and provisions of this Agreement will be binding upon and will inure to the benefit of the parties and their respective permitted Successors and assigns. If Sears conveys, transfers or otherwise disposes of (whether in one or in a series of transactions) all or substantially all of its assets, Sears shall assign to the acquirer, and shall require such acquirer to unconditionally assume, this Agreement in accordance with its terms, unless acquirer has a Conflicting Agreement; provided that, if there shall be more than one acquirer, such acquirer that would upon consummation of the dispositions hold the largest portion of such disposed assets shall be the acquirer for purposes of this sentence.

     14.2 Entire Agreement. The Program Related Agreements, together with the Purchase Agreement, and the Transition Services Agreement, embody the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties, relating to the subject matter of this Agreement.

     14.3 Relationship of the Parties. The parties agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint venturers, fiduciaries or any association for profit between and among Purchaser and Sears or any of their respective Affiliates. None of the parties shall take any action to circumvent its obligations under this Agreement or with the primary purpose of depriving the other parties of their rights hereunder.

     14.4 Force Majeure. Subject to Section 5.6(c), in the event that a party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability; provided that, such period shall be no longer than 30 days. In the event of any force majeure occurrence as set forth in this Section 14.4, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part. During the period when the disabled party is unable to perform its obligations hereunder, the other party shall not be required to perform any of its obligations that cannot be performed as a result of the disabled party’s nonperformance due to force majeure.

     14.5 Books and Records. Each of Sears and Purchaser shall maintain books of account and records, in accordance with its standard practices and procedures, of all transactions arising in connection with its obligations pursuant to this Agreement for a period of five years from expiration or earlier termination. In addition to, and notwithstanding the foregoing, to the extent Sears or Purchaser has possession of any records required to be maintained by the other party pursuant to applicable Law, the party with possession shall maintain such records in such form and for such time periods as are provided for in such Law. Each such party shall furnish to the other party all such information concerning transactions the requesting party may reasonably request; provided, however, that no party shall be required to divulge any records to the extent prohibited by applicable Law.

     14.6 Public Announcements. From the date hereof until 30 days after the termination of this Agreement, Sears and Purchaser (i) will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to the Program, this Agreement, the Licensing Agreement or the transactions contemplated hereby and thereby and (ii) will not, except as may be required by Law or stock exchange rule, issue any such public statement without the prior written consent of the other party (which consent may not be unreasonably withheld).

     14.7 Audits. (a) From time to time during the Term, upon reasonable notice by Sears, Purchaser will allow Sears or a third party, selected by Sears and reasonably acceptable to Purchaser, to perform, at times and in a manner that does not unreasonably disrupt the operations of Purchaser, an audit to review any aspect of Purchaser’s operation of the Program, including to determine whether Purchaser is in compliance with all of its obligations contained in this Agreement.

     (b) From time to time during the Term, upon reasonable notice by Purchaser, Sears will allow Purchaser or a third party, selected by Purchaser and reasonably acceptable to Sears, to perform, at times and in a manner that does not unreasonably disrupt the operations of Sears, an audit to determine whether Sears is in compliance with all of its obligations contained in this Agreement.

     14.8 Assignment; Delegation of Services. (a) Other than as set forth in Article XIII and Section 14.1, a party hereto shall not Transfer this Agreement or any of its rights hereunder without the prior written consent of the other party hereto (which consent may be withheld in such other party’s sole discretion), and any such purported

Transfer without such consent shall be void; provided, however, that Purchaser may Transfer this Agreement, and all of the rights and obligations contained herein (including licenses granted herein, notwithstanding any contrary limitation on sub-license rights), in whole or in part, to a wholly-owned Subsidiary of Citigroup upon notice to Sears but without Sears’ consent, and Sears may Transfer this Agreement and all of the rights and obligations contained herein, in whole or in part, to a wholly-owned Subsidiary, provided, however, in each such case that such Subsidiary is reasonably capable of performing the obligations of Purchaser or Sears, as applicable, hereunder; provided, further, that the Transferring party shall remain obligated and liable to the other party without diminution of such obligation or liability (or the other party’s rights or benefits) by virtue of such Transfer and references to Purchaser or Sears, as applicable, hereunder shall include such Transferee.

     (b) Either Sears or Purchaser may delegate the performance of the services required to be performed by it hereunder to a wholly-owned Subsidiary (or, in the case of Purchaser, a wholly-owned Subsidiary of Citigroup); provided that the assigning party shall remain obligated and liable to the other party for the provision of such services without diminution of such obligation or liability (or the other party’s rights or benefits) by virtue of such arrangement .

     (c) Either Sears or Purchaser may outsource the services required to be performed by it hereunder to a third party; provided, that Purchaser shall not outsource any customer service or Store relations personnel to a third party without Sears’ prior written consent.

     14.9 Change in Law; Severability. If a Change in Law is applicable to any provision of this Agreement, the parties will perform such terms to the maximum extent permitted under Law. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

     14.10 Survival. Except as may otherwise be specifically provided in this Agreement, all covenants, agreements, representations and warranties of the parties made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated thereby and, subject to Section 13.8, shall terminate upon and as of the expiration or other termination of this Agreement.

     14.11 Expenses. Except as is otherwise specifically provided in this Agreement, each party shall pay its own costs and expenses in connection with this

Agreement and the transactions contemplated hereby, including all regulatory fees, attorneys’ fees, accounting fees and other expenses.

     14.12 Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

     14.13 Remedies; Specific Performance. (a) The rights and remedies of the parties under this Agreement are cumulative and are not exclusive of any rights or remedies that the parties would otherwise have under this Agreement or otherwise.

     (b) The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party hereto may, in its sole discretion, apply to the court set forth in Section 14.21(a) for specific performance, or injunctive, or such other relief as such court may deem just and proper, in order to enforce this Agreement or prevent any violation thereof, and to the extent permitted by applicable Law, each party hereto waives any objection to the imposition of such relief and any requirement for the provision of financial assurances as a condition to the granting of such relief.

     (c) In no event will any party to this Agreement be liable to another party thereto for special, indirect, punitive or incidental damages, lost profits, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages.

     14.14 Table of Contents; Headings. The Table of Contents and Article and Section headings of this Agreement are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting this Agreement.

     14.15 Limitation on Rights of Others. Nothing in this Agreement, whether express or implied, shall give or be construed to give any Person (other than the parties thereto and their permitted Successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement, unless such Person is expressly stated in this Agreement to be entitled to any such right, remedy or claim.

     14.16 Counterparts; Effectiveness. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same contract.

     14.17 Payment Terms; Initial Periods. (a) The payment of any Sears Fees (and any other payment hereunder made by Purchaser to Sears) shall be made without any deduction or withholding for tax or otherwise, except as required by Law (provided, however, that to the extent that any deduction or withholding is required as a result of any action taken by Purchaser after the Closing, Purchaser shall pay to Sears such additional amount as shall make Sears whole for such deduction or withholding), and shall be made by wire transfer in lawful money of the United States, immediately available funds. Any payment hereunder that is due on a day that is not a Business Day shall be payable on the next succeeding Business Day.

     (b) Where this Agreement requires performance or payments to be measured as of calendar measurement periods (e.g., calendar months or quarters) and the Effective Date falls prior to the commencement of such period, the period between the Effective Date and the commencement of such initial calendar period shall be added to such initial calendar period and any requirements therewith shall be extended on a pro rata basis.

     14.18 Drafting. Each party acknowledges that its legal counsel participated in the drafting of this Agreement. The parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one party over any other.

     14.19 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflict of laws principles of such state.

     14.20 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     14.21 Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to preliminary or provisional relief to prevent irreparable harm in accordance with this Agreement, or to compel arbitration in accordance with Section 14.24 hereof or for recognition or enforcement of any arbitral award resulting from any such arbitration proceeding, or disputes regarding Intellectual Property arising exclusively under Article VI, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by Law, by removal or otherwise, in such federal court.

     (b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding in any state or federal court sitting in the City of Wilmington, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for the giving of notices pursuant to such agreement or instrument. Nothing in this Section 14.21 shall affect the right of any party to such agreement or instrument to serve process in any other manner permitted by Law.

     14.22 Notices. All notices and other communications to be given to any party under this Agreement shall be in writing and any notice shall be deemed given when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile, and shall be directed to the address or facsimile number of such party specified below (or at such other address or facsimile number as such party shall designate by like notice):

(a)	If to Sears or Sears IP Sub:

Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, Illinois 60179 Attention: General Counsel Fax No.: (847) 286-2471

With a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Andrew R. Brownstein Craig M. Wasserman Fax No.: (212) 403-2000

(b)	If to the Purchaser:

Citibank USA, N.A. 701 E. 60th North Sioux Falls, South Dakota 57105 Attn: General Counsel Fax No.: (605) 330-6745

with a copy to:

Citicorp Credit Services, Inc. (USA) Four Parkway North -66-

Deerfield, IL 60015 Attn: General Manager Fax No.: (847) 579-3259

with a copy to:

Citigroup Inc. Corporate Law Department 425 Park Avenue, 2nd Fl. New York, New York 10043 Attn: Associate General Counsel Mergers & Acquisitions Fax No.: (212) 793-2402

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attention: Eric Friedman, Esq. Stuart D. Levi, Esq. Fax No.: (212) 735-2000

     14.23 Escalation. Upon the occurrence of any event that, pursuant to the express provisions of this Agreement, is subject to the escalation provisions set out in this Section 14.23, or upon the occurrence of any other material dispute under this Agreement by written notice to the other party (with Sears and Sears IP Sub being considered one party for purposes of this Section), the following procedures shall apply:

     (a) The parties will attempt to resolve the subject of the escalation promptly by negotiations between the Chief Financial Officer of Sears and the Chief Executive Officer of Purchaser’s credit card business (collectively, the “Senior Officers”). The Senior Officers will meet in person or by telephone within ten Business Days after the notice of the dispute and attempt in good faith to resolve the subject matter of the escalation.

     (b) In the event the Senior Officers do not resolve the dispute within 30 Business Days from receipt of notice of a dispute (which time period may be extended by written agreement of the Senior Officers), either party may refer the dispute to arbitration in accordance with Section 14.24.

     14.24 Binding Arbitration. (a) Except for Intellectual Property disputes arising exclusively under Article VI, which are to be resolved in a Delaware court pursuant to Section 14.21 herein, and except as set forth in the last sentence of Section

8.9, any controversy, dispute or claim (whether lying in contract or tort) between or among the parties arising out of or related to this Agreement or the breach, termination or validity thereof (“Dispute”) including those set forth in Section 14.23 above, shall, after the expiration of the time period set forth in Section 14.23(b), if applicable, at the request of any party (with Sears and Sears IP Sub being considered one party for purposes of this Section) be submitted to arbitration in accordance with the CPR Rules for Non-Administered Arbitration (the “Rules”) of the CPR Institute for Dispute Resolution (the “CPR”) then in effect, except as modified herein, by notifying the other parties of its election to arbitrate such controversy, dispute or claim in accordance with the Rules.

     (b) Each Dispute submitted by a party to arbitration shall be heard by an arbitration panel composed of three neutral and impartial arbitrators, each of whom shall have relevant business experience or be otherwise experienced to judge such dispute or claim. Sears and Purchaser shall each appoint one such arbitrator within fifteen days after the receipt by the respondent of the notice of arbitration. If either party fails to appoint its arbitrator within such fifteen-day period, any party may apply to the CPR to appoint an arbitrator on behalf of the party that has failed to appoint its arbitrator. The two arbitrators appointed by or on behalf of (as the case may be) the parties shall jointly appoint a third arbitrator, who shall chair the arbitration panel (the “Chairman”). If the arbitrators appointed by or on behalf of the parties do not agree on a Chairman within fifteen days after the latter of the two arbitrators appointed by or on behalf of the parties has been appointed, the Chairman shall, at the request of either party, be appointed by the CPR. Any Chairman appointed by the CPR shall be a retired judge or an attorney admitted to practice for at least fifteen years with experience in the arbitration of complex commercial cases. If for any reason an arbitrator is unable to perform his or her function, he or she shall be replaced and a substitute shall be appointed in the same manner as the arbitrator replaced was appointed.

     (c) Except as otherwise stated herein, arbitration proceedings shall be conducted in accordance with the procedures of the CPR. In any arbitration proceeding hereunder (i) proceedings shall, unless otherwise agreed by the parties, be held in Chicago, Illinois; (ii) the arbitration panel shall have no power to award punitive damages and shall be bound by all statutes of limitation that would otherwise be applicable in a judicial action brought by a party; and (iii) the decision of a majority of the arbitrators (or the Chairman if there is no such majority) shall be final and binding on the parties and shall be enforceable in any court of competent jurisdiction. The parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to such enforcement.

     (d) Notice preliminary to, in conjunction with, or incident to any arbitration proceeding may be sent to the parties by registered or certified mail (return receipt requested) at the address set forth in Section 14.22 and personal service is hereby waived. The arbitrators may award recovery of all costs and fees incurred in connection with the arbitration and the proceeding, and obtaining any judgment related thereto, of each Dispute (including reasonable attorney’s fees and expenses and arbitrators’ fees and expenses and court costs, in each case, with respect to such disputed matter) to the party that substantially prevails in the arbitration proceeding with respect to such Dispute.

     (e) No provision of this Section 14.24 shall limit the right of any party to this Agreement to exercise self-help remedies, or obtaining provisional, remedies from a court of competent jurisdiction before the appointment of the arbitral tribunal. The exercise of a remedy does not waive the right of either party to resort to arbitration. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

     14.25 Taxes. Each provider of services under this Agreement (a “Vendor”) shall invoice (by jurisdiction) the recipient of such services for any sales, use or similar gross receipts-based taxes imposed against or upon such services (“Sales Taxes”). In addition to any amounts otherwise payable pursuant to this Agreement, the recipient of the aforementioned services shall be responsible for any such Sales Taxes and shall either (i) remit such Sales Taxes to Vendor (and Vendor shall remit the amounts so received from the recipient of such services to the applicable taxing authority) or (ii) provide Vendor with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.

* * * * *

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

SEARS, ROEBUCK AND CO

By	/s/ Paul J. Liska

	Name:	Paul J. Liska
	Title:	President, Credit and Financial Products

SEARS INTELLECTUAL PROPERTY MANAGEMENT COMPANY

By	/s/ Andrew R. Ginger

	Name:	Andrew R. Ginger
	Title:	President

CITIBANK (USA) N.A

By	/s/ Douglas C. Morrison

	Name:	Douglas C. Morrisson
	Title:	Vice President Citicards Chief Financial Officer/O&T Finance